Exhibit 10.13

RESEARCH AND OPTION TO LICENSE, DEVELOPMENT, AND COMMERCIALIZATION

AGREEMENT

between

JOHNSON & JOHNSON ENTERPRISE INNOVATION, INC.

and

PULMATRIX, INC.

DATE: December 26, 2019

PLEASE NOTE: CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

CONFIDENTIAL INFORMATION

i

CONFIDENTIAL INFORMATION

LICENSE, DEVELOPMENT, AND COMMERCIALIZATION AGREEMENT

This License, Development, and Commercialization Agreement is made and effective as of December 26, 2019 (the “Effective Date”), and is between Johnson & Johnson Enterprise Innovation, Inc., a company incorporated in New Jersey and having a principal place of business at 1 Johnson and Johnson Plaza, New Brunswick, NJ 08940 (“Licensee” or “JJEI”) and Pulmatrix, Inc., a company incorporated in the State of Delaware and having a place of business at 99 Hayden Avenue, Suite 390, Lexington, MA 02421 (“Licensor” or “Pulmatrix”). Licensor and Licensee are each referred to herein as a “Party” and are together referred to herein as the “Parties”. Capitalized terms used in this Agreement shall have their respective meanings set forth in Article 1 (Definitions) below or, if not set forth in Article 1 (Definitions), the meaning designated elsewhere in this Agreement.

RECITALS

1.

Licensor and Respivert Ltd. (“Respivert”), a subsidiary of Janssen Biotech, Inc. and an Affiliate of Licensee are currently parties to a License, Development, and Commercialization Agreement, dated June 9, 2017 (the “Exclusive License Agreement”) pursuant to which Respivert has, among other things, granted Licensor an exclusive license to certain Patent rights and Know-How related to Compounds, and Licensor has, among other things, developed licensed products pursuant to the Exclusive License Agreement. Respivert has acknowledged and consented to Licensor entering into this Agreement as described in Appendix 8 (Side Letter).

2.	Licensor desires to provide an assignment option to Licensee of all of Licensor’s rights under the Exclusive License Agreement.

3.	Licensor and Licensee desire to engage in the Clinical Study and the Toxicology Study, pursuant to a Research Plan, as further described in this Agreement and in the Research Plan.

4.

Licensee, together with its Affiliate companies, possesses biological and other research, development, and commercialization capabilities, as well as proprietary technology in a broad range of therapeutic fields, and is interested in Developing and Commercializing one or more of the Compounds pursuant to the terms of this Agreement.

5.

Licensor desires to assign and license certain rights, on an exclusive basis as set forth in this Agreement, to the Compounds and certain Technology and Know-How to Licensee, and Licensee desires to receive from Licensor an assignment and license to such Compounds, Technology, and Know-How.

NOW, THEREFORE, in consideration of the various promises and undertakings set forth herein, the receipt, sufficiency, and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Capitalized terms used in this Agreement shall have their respective meanings set forth below or, if not set forth below, the meaning designated elsewhere in this Agreement. Whether stated expressly or not herein, any citation to any statute or regulation shall be deemed to include any amendment, replacement, or reenactment thereof for the time being in force.

CONFIDENTIAL INFORMATION

1.1 “Active Development” means that at any given time Licensee, Sublicensee, or a delegated Affiliate shall use Commercially Reasonable Efforts to engage in one or more of the following Development activities for Licensed Products: formulation development, study/protocol design activity, awaiting protocol approval from the applicable institutional review board or FDA, patient recruitment, patient treatment, data analysis, report writing for any Clinical Trial, regulatory files being drafted or pending, pricing or marketing approvals pending, Manufacturing investment work, synthetic process development, drug synthesis, packaging development, manufacturing scale-up and validation, preclinical or in vitro characterization and go/no go decision awaited from a formal research and development committee within Licensee to initiate any of the preceding activities.

1.2 “Active Pharmaceutical Ingredient” or “API” means any substance or combination of substances used in a finished pharmaceutical product, intended to furnish pharmacological activity or to otherwise have a direct effect in the diagnosis, cure, mitigation, treatment, or prevention of disease, or to have direct effect in restoring, correcting, or modifying physiological functions in human beings.

1.3 “Affiliate” means with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under direct or indirect common control with such Person. For the purposes of this definition, the term “control” (including, with correlative meanings, the term “controlled by” and “under common control with”) as used with respect to any Person, means the possession of at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or the power to direct or cause the direction of the management and policies of the other Person, or the power to elect or appoint at least fifty percent (50%) of the members of the governing body of the other Person through the ownership of the outstanding voting securities or by contract or otherwise. “Affiliate” of, or an entity

1.4 “Agreement” means this agreement, together with any other documents incorporated herein by reference, including its schedules and Appendices, as the same may be amended from time-to-time.

1.5 “Applicable Law” means all laws, statutes, rules, regulations, including any applicable rules, regulations, guidelines, or other requirements set forth by the Regulatory Authorities with jurisdiction over the activities performed under this Agreement, applicable to each of the Parties with respect to each such Party’s performance of their respective obligations under this Agreement, that may be in effect from time-to-time.

1.6 “BLA” means a biological license application filed pursuant to 42 USC Section 262 et. seq. including all documents, data, and other information concerning a Licensed Product which are necessary for, or included in, FDA approval to market a Licensed Product and all supplements and amendments, including supplemental biological license applications, that may be filed with respect to the foregoing as more fully defined in 21 C.F.R. §600 et seq.

1.7 “Business Day” means a day on which banking institutions in New York, N.Y. are open for business.

1.8 “Calendar Quarter” means a financial quarter based on the J&J Universal Calendar (a copy of which is attached hereto as Appendix 4 (Johnson & Johnson Universal Calendar)) for that year and is used by JJEI or its Affiliates for internal and external reporting purposes; provided, however, that the first (1st) Calendar Quarter for the first (1st) Calendar Year extends from the Effective Date to the end of the then-current Calendar Quarter and the last Calendar Quarter extends from the first (1st) day of such Calendar Quarter until the effective date of the termination or expiration of this Agreement.

CONFIDENTIAL INFORMATION

1.9 “Calendar Year” means a year based on the J&J Universal Calendar for that year (a copy of which for 2019/2020 is attached hereto as Appendix 4 (Johnson & Johnson Universal Calendar)). The last Calendar Year of the Term begins on the first (1st) day of the J&J Universal Calendar Year for the year during which termination or expiration of the Agreement will occur, and the last day of such Calendar Year will be the effective date of such termination or expiration. The first (1st) Calendar Year will begin on the Effective Date and end on the last day of the first (1st) full Calendar Year thereafter.

1.10 “Clinical Study” shall have the meaning set forth under the Research Plan attached hereto as Appendix 3 (Research Plan).

1.11 “Clinical Trial” means any research study of a therapeutic product with human subjects designed to provide specific data to determine either or both the safety and/or efficacy of such product.

1.12 “Combination Product” means a product offering sold under a single price consisting of a Licensed Product in combination with, or supplied with, one or more other products containing one or more additional APIs, whether or not such other products are sold separately.

1.13 “Commercially Reasonable Efforts” means reasonable and good faith efforts by a Party to accomplish such objective as that Party would normally use to accomplish a similar objective under similar circumstances.

1.14 “Commercialize” or “Commercialization” means any and all activities directed to marketing, promoting, detailing, distributing, importing, having imported, exporting, having exported, selling or offering to sell, or otherwise exploiting, a pharmaceutical product following receipt of Regulatory Approval for such product in the applicable country, including conducting pre-and post-Regulatory Approval activities, including studies reasonably required to increase the market potential of the product and studies to provide improved formulation and delivery, and launching and promoting such product in each country.

1.15 “Compound Patents” means the patents licensed by Licensor under the Exclusive License Agreement, including those listed on Appendix 1A (Compound Patents).

1.16 “Compounds” means experimental narrow spectrum kinase inhibitor compounds designated as RV568, RV1162, and RV7031, and their salts, isomers, enantiomers, different physical forms (including amorphous forms), and polymorphs.

1.17 “Control” or “Controlled” means possession of the ability to grant a license or sublicense of Patents, Know-How, or other intangible rights as provided for herein without violating the terms of any contract or other arrangements with any Third Party.

1.18 “Cover” means, with respect to any subject matter, that the Manufacturing, using, selling, offering for sale, making, having made , or otherwise exploiting of such subject matter would, but for the licenses granted in this Agreement, infringe a claim of a Patent right in the country in which the activity occurs.

1.19 “Currency Hedge Rates” means the J&J currency hedge rate, which is the result of the effectively performed currency hedging at J&J for the then-current Calendar Year, as updated pursuant to Section 6.13 (Currency Exchange) and will be set up once a Calendar Year and will remain constant throughout such Calendar Year. The Currency Hedge Rate is calculated as a weighted average hedge rate of the outstanding external foreign currency forward hedge contracts of J&J with Third Party banks.

CONFIDENTIAL INFORMATION

1.20 “Development” or “Develop” means all internal and external research, development, and regulatory activities related to pharmaceutical or biologic products, including (i) research, non-clinical testing, toxicology, testing and studies, non-clinical and preclinical activities, and Clinical Trials and (ii) preparation, submission, review, and development of data or Information for the purpose of submission to a Regulatory Authority to obtain authorization to conduct Clinical Trials and to obtain, support, or maintain Regulatory Approval of a pharmaceutical or biologic Product, but excluding activities that are directed to Manufacturing, Medical Affairs, or Commercialization. Development will include development and regulatory activities for additional forms, formulations, or Indications for a pharmaceutical or biologic Product after receipt of Regulatory Approval of such Product (including label expansion), including Clinical Trials initiated following receipt of Regulatory Approval or any Clinical Trial to be conducted after receipt of Regulatory Approval that was mandated by the applicable Regulatory Authority as a condition of such Regulatory Approval with respect to an approved formulation or Indication (such as post-marketing studies and observational studies, if required by any Regulatory Authority in any region in the Territory to support or maintain Regulatory Approval for a pharmaceutical or biologic Product in such region). “Develops,” “Developing,” and “Developed” (and any similar derivatives of “Develop”) will be construed in accordance with this Section 1.20.

1.21 “Development Milestone Event” has the meaning set forth in Section 6.4 (Development Milestone Payments).

1.22 “Development Milestone Payment” has the meaning set forth in Section 6.4 (Development Milestone Payments).

1.23 “Dollars” means the legal currency of the United States.

1.24 “Effective Date” shall have the meaning set forth in the preamble to this Agreement.

1.25 “EMA” means the European Medicines Agency or any successor agency that is responsible for reviewing applications seeking approval for the sale of pharmaceuticals in the European Union.

1.26 “FDA” means the United States Food and Drug Administration or any successor agency.

1.27 “Field” means the diagnosis, treatment, palliation, amelioration, or prevention of (i) respiratory disease, condition, or symptom, and (ii) cancer or any related symptom, in humans or animals. “Respiratory disease, condition or symptom” is intended to include any disease, condition, or symptom that is (a) related to the respiratory system, or (b) diagnosed, treated, palliated, ameliorated, or prevented by an Active Pharmaceutical Ingredient delivered by the respiratory pathway, for example, including oral or nasal inhalation. Notwithstanding the foregoing, the Field does not include diagnosis, treatment, palliation, amelioration, or prevention of any gastrointestinal and/or ophthalmology Indications in humans, but the Field does include any cancer or related Indication, including without limitation any tumor suppression-related Indication in oncology such as cancers of the gastrointestinal tract and eye.

1.28 “Financial Records” has the meaning set forth in Section 6.12 (Financial Records).

1.29 “First Commercial Sale” means, with respect to a Licensed Product on a country-by-country basis, the first (1st) sale by JJEI or its Affiliates, Sublicensees, or, with respect to a Generic Equivalent, the first (1st) sale by a Third Party, in each case, in an arms-length transaction to a Third Party (other than a Sublicensee) for use or consumption by the general public of that Licensed Product or Generic Equivalent in a country after all required Regulatory Approvals for commercial sale of that Licensed Product or Generic Equivalent have been obtained in such country. A sale of a Licensed

CONFIDENTIAL INFORMATION

Product for: (i) Clinical Trial purposes; (ii) compassionate use, named patient sales, or patient assistance programs; (iii) similar uses in a limited number to support Regulatory Approvals, such as test marketing programs or other similar programs or studies (provided that the Licensed Product is not otherwise generally available for purchase in such country); or (iv) early access programs, in each case ((i) – (iv)), will not constitute a First Commercial Sale of such Licensed Product. In addition, sales of a Licensed Product by and between JJEI and its Affiliates or Sublicensees will not constitute a First Commercial Sale.

1.30 “Generic Equivalent” means a product that is being sold in a country without infringing a claim of a Licensed Patent covering a Licensed Product being sold hereunder by Licensee, which would have infringed such claim of a Licensed Patent, or which would have prevented a Third Party from selling the product, if such claim of a Licensed Patent were in force in that country.

1.31 “Governmental Authorities” means any court, tribunal, arbitrator, agency, commission, department, ministry, official, authority, or other instrumentality of any national, state, county, city, or other political subdivision.

1.32 “Improvements” means any adaptation, change, modification, redesign, change in formulation, dosage, or mode of delivery, any additional Indications in the Field, and any change in a Compound, the Technology, or the Licensed Product resulting from a change in the Manufacturing process, which utilizes or is derived from information Controlled by Licensor or its Affiliates during the Term.

1.33 “Indication” means a recognized disease or condition as identified in a NDA or BLA for a Licensed Product.

1.34 “Information” means all information including, but not limited to, screens, assays, models, inventions, practices, methods, knowledge, Know-How, skill, experience, test data including pharmacological, toxicological, and clinical test data, analytical and quality control data, marketing, pricing, distribution, costs, sales, Manufacturing secrets and procedures, secret processes, reports, plans, designs, prototypes, test results, working drawings, methods including testing methods, formulas, recipes, material and performance specifications, and current accumulated experience acquired as a result of technical research or otherwise, and patent and legal data or descriptions (to the extent that disclosure thereof would not result in loss or waiver of privilege or similar protection) and methods as each of the foregoing relate to the Licensed Product and is Controlled by a Party or its Affiliates.

1.35 “iSPERSE Patents” means any Patents owned or controlled by Licensor covering the iSPERSE Technology and not containing claims to iSPERSE Technology in combination with a Compound, including those listed in Appendix 1B (iSPERSE Patents).

1.36 “iSPERSE Technology” means Licensor’s proprietary platform for inhaled drug delivery based on the following unique properties: dense, high drug load, engineered particles with highly efficient dispersibility and delivery to the airways.

1.37 “Know-How” means all Information, including Manufacturing secrets and procedures.

1.38 “Licensed Patent” means all patents that (a) are Controlled by Licensor as of the Effective Date; and (b) are necessary and useful for the Development, Manufacture, use, or Commercialization of the Compounds, Technology, and the Licensed Products. Licensed Patents, including all patents that claim iSPERSE Technology in combination with a Compound and those listed in Appendix 1C (Licensed Patents), but excluding the Compound Patents and the iSPERSE Patents.

CONFIDENTIAL INFORMATION

1.39 “Licensed Product” means any product containing a Compound as an API, either alone or in combination with one or more other APIs, in any formulation, dosage form, or method of delivery, that the sale, Manufacture, importation, or use, but for the license rights granted in this Agreement, would directly infringe, or contribute to, or induce the infringement of a Valid Claim of a Licensed Patent.

1.40 “Licensee Indemnitees” has the meaning set forth in Section 9.1.1.

1.41 “Licensee Know-How” means Know-How which (i) Licensee discloses to Licensor under this Agreement or under the Confidentiality Agreement between the Parties dated August 12, 2019, and (ii) is within the Control of Licensee during the Term of the Agreement.

1.42 “Licensee Patent” means the rights granted by any Governmental Authority under a Patent owned or Controlled by Licensee during the Term claiming a method, apparatus, material, Manufacture, or business method relating to a Licensed Product.

1.43 “Licensor Indemnitees” has the meaning set forth in Section 9.1.2.

1.44 “Licensor Know-How” means Know-How that (a) Licensor discloses to Licensee under this Agreement or under the Confidentiality Agreement between the Parties dated August 12, 2019, (b) is within the Control of Licensor during the Term of the Agreement, and (c) and that is not generally known to the public at the time it is disclosed to Licensee or its Affiliates.

1.45 “Licensor Materials” means the Compounds, physical API, formulated API bulk material and on-hand intermediaries required for the Manufacture of Compounds, in the quantities listed in Appendix 2 (Licensor Materials and Technology).

1.46 “Losses” has the meaning set forth in Section 9.1.1.

1.47 “Manufacture” means activities that are directed to manufacturing, processing, packaging, labeling, filling, finishing, assembly, quality assurance, quality control, testing, and release, shipping or storage of any pharmaceutical or biologic product (or any components or process steps involving any product or any companion diagnostic), placebo or comparator agent, as the case may be, including process, development, qualification, validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization and stability testing, but excluding activities that are directed to Development, Commercialization or Medical Affairs. “Manufacturing” and “Manufactured” and any similar derivatives of “Manufacture” will be construed in accordance with this Section 1.47.

1.48 “Medical Affairs” means activities conducted by a Party’s medical affairs departments (or, if a Party does not have a medical affairs department, the equivalent function thereof), including communications with key opinion leaders, medical education, symposia, advisory boards (to the extent related to medical affairs or clinical guidance), activities performed in connection with patient registries and other medical programs and communications, including educational grants, research grants (including conducting investigator-initiated studies) and charitable donations to the extent related to medical affairs and not to other activities that do not involve the promotion, marketing, sale or other Commercialization of products and are not conducted by a Party’s medical affairs (or equivalent) departments.

1.49 “NDA” means a new drug application filed pursuant to 21 U.S.C. Section 505(b)(1), as amended from time-to-time, or equivalent submissions with similar requirements in other countries including all documents, data, and other Information concerning a Licensed Product which are necessary for or included in FDA approval to market a Licensed Product and all supplements and amendments, including supplemental new drug applications, that may be filed with respect to the foregoing as more fully defined in 21 C.F.R. §314.50 et. seq., as amended from time-to-time, or equivalent submissions with similar requirements in other countries.

CONFIDENTIAL INFORMATION

1.50 “Net Sales” means the gross amounts invoiced on sales of a Licensed Product by JJEI, or any of its Affiliates or Sublicensees (excluding any Third Party distributor or Compulsory Sublicensee) to a Third Party purchaser (including any Third Party distributor), less the following customary and commercially reasonable deductions (without duplication), determined in accordance with GAAP and internal policies and actually taken, paid, accrued, allocated, or allowed based on good faith estimates:

a. trade, cash, or quantity discounts, allowances and credits, excluding commissions for Commercialization;

b. excise taxes, use taxes, tariffs, sales taxes and customs duties, or other government charges imposed on the sale of Licensed Product (including VAT, but only to the extent that such VAT taxes are not reimbursable or refundable), specifically excluding, for clarity, any income taxes assessed against the income arising from such sale;

c. compulsory or negotiated payments and cash rebates or other expenditures to Governmental Authorities (or designated beneficiaries thereof) in the context of any national or local health insurance programs or similar programs, including pay-for-performance agreements, risk sharing agreements as well as government levied fees as a result of the Affordable Care Act and other similar legislation and foreign equivalents;

d. rebates, chargebacks, administrative fees, and discounts (or equivalent thereof) to managed health care organizations, group purchasing organizations, insurers, pharmacy benefit managers (or equivalent thereof), specialty pharmacy providers, Governmental Authorities, or their agencies or purchasers, reimbursers or trade customers, as well as amounts owed to patients through co-pay assistance cards or similar forms of rebate to the extent the latter are directly related to the prescribing of the Licensed Product;

e. outbound freight, shipment, and insurance costs to the extent included in the price and separately itemized on the invoice price;

f. retroactive price reductions, credits, or allowances actually granted upon claims, rejections, or returns of Licensed Product, including for recalls or damaged or expired goods, billing errors and reserves for returns;

g. any invoiced amounts that are not collected by the selling Party or its Affiliates, including bad debts, unless otherwise recovered; and

h. any deductions in the context of payments that are due or collected significantly after invoice issuance, provided that such payments are included in revenue, if collected.

Net Sales will include named patient sales only if the applicable Licensed Product is sold at a price greater than the applicable cost of goods (as determined in accordance with GAAP). Net Sales will not include transfers or dispositions for: (i) Clinical Trial purposes; (ii) compassionate use or patient assistance programs; (iii) similar uses in a limited number to support Regulatory Approvals or as required by any Governmental Authority, such as test marketing programs or other similar programs or studies, provided that the Licensed Product is not otherwise generally available for purchase in such country; (iv) early access programs; or (v) free samples or donations. In addition, Net Sales will not include transfers or dispositions of a Licensed Product by and among JJEI and its Affiliates and Sublicensees.

CONFIDENTIAL INFORMATION

All aforementioned deductions will only be allowable to the extent they are commercially reasonable by JJEI and will be determined, on a country-by-country basis, as incurred in the ordinary course of business in type and amount verifiable based on JJEI’s and its Affiliates’ and Sublicensee’s reporting system. All such discounts, allowances, credits, rebates, and other deductions will be fairly and equitably allocated between the Licensed Product and other products of JJEI and its Affiliates and Sublicensees such that the Licensed Product does not bear a disproportionate portion of such deductions.

If a Licensed Product is sold as part of a Combination Product in a given country in the Territory, then Net Sales for such Combination Product in such country will be determined as follows:

A. In the event that any Licensed Product is sold in the form of Combination Products containing one or more other products, if the licensed Compound is sold separately and all other products in such Combination Product are sold separately, then Net Sales for the determination of royalties of Combination Products will be calculated by multiplying Net Sales of such Combination Product by the fraction A/(A+B) where A is the average Net Sales price of the licensed Compound component contained in the Combination Product in the applicable country and B is the sum of the average Net Sales prices of all other product components included in the Combination Product in the applicable country.

B. If the licensed Compound is sold separately, but not all other products in a Combination Product are sold separately, then Net Sales for the determination of royalties of Combination Products will be calculated by multiplying Net Sales of such Combination Product by the fraction A/C where A is the average Net Sales price of the licensed Compound component in the Combination Product in the applicable country and C is the average Net Sales price of the entire Combination Product in the applicable country.

C. If the licensed Compound is not sold separately, but all other products in a Combination Product are sold separately, then Net Sales for such Combination Product will be calculated by multiplying actual Net Sales of such Combination Product by the fraction (C-B)/C where B is the sum of the average Net Sales prices of all other product components included in the Combination Product in the applicable country and C is the average Net Sales Price of the entire Combination Product in the applicable country.

D. If Net Sales of a Combination Product cannot be determined using the methods A through C above, then the Parties will negotiate in good faith, at the latest six (6) months before the expected launch of such Combination Product, an allocation of Net Sales of such Combination Product to the respective API components or product components thereof, as the case may be, based on the fair market value of such components for the purposes of determining a Licensed Product specific or licensed API specific allocated Net Sales, and if the Parties are unable to agree on such a reasonable allocation no later than three (3) months prior to the estimated launch date of such Combination Product, then Net Sales of such Combination Product will be calculated based on JJEI’s good faith estimate of the fair market value of the licensed Compound and each of the other product components included in such Combination Product when sold in such country. Payments related to such Combination Product under this Agreement, including royalty payments, will be calculated, due, and payable based only on such allocated Net Sales.

CONFIDENTIAL INFORMATION

1.51 “Patents” shall mean all patents and patent applications, including any continuations, continuations-in-part, divisions, provisionals, or any substitute applications, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal, or extension (including any supplemental patent certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

1.52 “Person” shall mean an individual, corporation, partnership, joint venture, limited liability entity, Governmental Authority, unincorporated organization, trust, trustee, association, or other entity.

1.53 “Phase III Clinical Trial” means a randomized, well-controlled Clinical Trial in humans of the efficacy and safety of a Licensed Product alone or in combination with another active agent, which is prospectively designed to demonstrate statistically whether the Licensed Product, alone or in combination with another active agent, is safe and effective for use in a particular Indication, as more fully defined in 21 C.F.R. § 312.21(c), as amended from time-to-time, and equivalent submissions with similar requirements in other countries in the Territory in a manner intended to be sufficient to be sufficient to obtain Regulatory Approval to market that research and development candidate.

1.54 “Product” means a pharmaceutical product in any dosage form intended for the prevention, treatment, or diagnosis of disease in humans or animals.

1.55 “Program” shall mean a program of research devised and developed by Licensor and Licensee for Licensor to perform a Clinical Study and a Toxicology Study, both as defined in the Research Plan, and as more fully described in the Research Plan.

1.56 “Program Budget” has the meaning set forth in Section 2.4.3 (Funding).

1.57 “Related Party” and “Related Parties” means each of Licensor’s and Licensee’s Affiliates and Sublicensees.

1.58 “Regulatory Approval” means, with respect to a pharmaceutical Product in any regulatory jurisdiction, approval from the applicable Regulatory Authority sufficient for the Manufacture, distribution, use, marketing, and sale of such Product in such jurisdiction in accordance with Applicable Laws. In jurisdictions where the applicable Regulatory Authority sets the pricing or reimbursement authorizations necessary for the general marketing and sale of such Product in the marketplace, Regulatory Approval will not be deemed to have occurred unless and until final approval with respect to pricing or reimbursement has been granted by the applicable Regulatory Authority. “Regulatory Approval” does not include authorization by a Regulatory Authority to conduct named patient, compassionate use, or other similar activities.

1.59 “Regulatory Approval Application” means an application for Regulatory Approval required before commercial sale or use of a Licensed Product in a regulatory jurisdiction.

1.60 “Regulatory Authority” means any Governmental Authority, including the FDA, EMA, or Koseisho (i.e., the Japanese Ministry of Health and Welfare, or any successor agency thereto), or any other equivalent Governmental Authority, that has responsibility for granting any licenses or approvals or granting pricing or reimbursement approvals necessary for the marketing and sale of a pharmaceutical Product in any country.

1.61 “Research Plan” means the Parties’ plan for the Development activities to be conducted by Licensor during the Research Term with respect to the Clinical Study and the Toxicology Study (funded by Licensor and Licensee, respectively), as described in Appendix 3 (Research Plan), attached hereto (Research Plan).

CONFIDENTIAL INFORMATION

1.62 “Sales Milestone Event” has the meaning set forth in Section 6.5 (Sales Milestones).

1.63 “Sales Milestone Payment” has the meaning set forth in Section 6.5 (Sales Milestones).

1.64 “Sublicensee” shall mean, with respect to a particular Licensed Product, a Third Party to whom Licensee has granted a license or sublicense under any Licensee Patents, Licensor Know-How, Licensed Patents or other intellectual property licensed to Licensee hereunder, to make, use, and sell such Licensed Product. As used in this Agreement, “Sublicensee” shall also include a Third Party to whom Licensee has granted the right to distribute a Licensed Product.

1.65 “Technology” means any and all inventions, whether or not patentable, discoveries, ideas, Know-How, or any other intellectual property, that Licensor owns, controls, or has access to, that covers or is necessary or reasonably useful for the research, Development, Manufacture, or Commercialization of any Compound or Licensed Product in the Field pursuant to this Agreement.

1.66 “Term” shall have the meaning ascribed thereto in Section 10.1 (Term).

1.67 “Territory” means the entire world.

1.68 “Third Party” means an individual, corporation, or any other entity other than Licensor and Licensee, and any of their Related Parties.

1.69 “Toxicology Study” shall have the meaning set forth in the Research Plan, attached hereto as Appendix 3 (Research Plan).

1.70 “Valid Patent Claim” means a claim in any Licensed Patent, which claim has not expired or been held invalid by a non-appealed or unappealable decision by a court or other appropriate body of competent jurisdiction. In addition, and when referring to the European Union or to any of its member states, a claim shall not be a Valid Patent Claim unless it is issued or pending in its regional or national phase, in each and all members of the European Union or the European Patent Convention, whichever has the largest number of member states, as of the Effective Date of this Agreement. For the purpose of royalty determination and payment, any claim being prosecuted in a pending patent application shall be deemed to be a “Valid Patent Claim” provided such claim is not pending for more than six (6) years from the earliest filing date of the patent application in which case it shall cease to be considered a Valid Patent Claim until the patent issues.

ARTICLE 2

RESEARCH PROGRAM

2.1 Scope; Research Plan; Program. The Parties wish to engage in the Program, as set forth in Appendix 3 (Research Plan) (as such Program may be updated by mutual written agreement between the Parties from time to time).

2.1.1 Each Party’s shall perform its obligations under the Research Plan and this Agreement in compliance with applicable local, state, and federal laws, regulations, and ordinances, including the Federal Food, Drug, and Cosmetic Act, as amended, and applicable regulations, the Medicare/Medicaid Anti-kickback Statute, Health Insurance Portability and Accountability Act of 1996 (HIPAA), the False Claims Act, applicable state fraud and abuse laws, the AMA Guidelines on Gifts to Physicians from Industry, the Economic Espionage Act of 1996 and applicable laws and government regulations relating to services and the privacy, professional confidentiality and security thereof.

CONFIDENTIAL INFORMATION

2.1.2 Each Party certifies that it is not debarred by a competent health authority (including, if applicable, the US FDA) or by the Professional Council of Physicians. The Parties shall not knowingly employ, contract with, or retain any person, directly or indirectly, to perform work under the Agreement if such a person is or if it becomes aware that such person becomes debarred by a competent health authority (including, if applicable, the US FDA) or by the Professional Council of Physicians. Upon written request from either Party shall, within ten (10) calendar days, provide written confirmation that it has complied with the foregoing obligation.

2.1.3 Each Party agrees to notify the other Party of any final adverse action, discovery of contract with an excluded entity or individual, or exclusion within thirty (30) calendar days of such action which relates to this Agreement or the personnel working on the Research Plan.

2.1.4 The Physician Payments Transparency Requirements of the Patient Protection and Affordable Care Act of 2010 (codified at 42 U.S.C. 1320a-7h) and implementing regulations, require certain pharmaceutical, medical device, and other companies to annually report to the Centers for Medicare and Medicaid Services (CMS) certain information about payments and transfers of value provided directly or indirectly to U.S. physicians and teaching hospitals, which CMS will make publicly available. This includes any payments or transfers of value that Licensee provides indirectly through Licensor to U.S. physicians and teaching hospitals. As required by law, Licensee will report to CMS information about payments and transfers of value that Licensor provides to U.S. physicians and teaching hospitals pursuant to this Agreement. This includes any portion of any payment or transfer of value that Licensee furnishes to Licensor which Licensor then provides directly or indirectly to U.S. physicians or teaching hospitals, including its employees, agents, or contractors. Information that Licensee must report includes the identity and business address of each relevant U.S. physician or teaching hospital, the value and purpose of any payments or transfers of value that are furnished, and any other information as may be required by law. To enable Licensee to comply with its legal obligations, Licensor, in a reporting form mutually agreed by the Parties, shall track, maintain, and report to Licensee information and data related to any payments or transfers of value that Licensor provides to U.S. physicians and teaching hospitals under this Agreement. Licensor shall provide such reports in a timely manner. Licensee may also report information about payments or transfers of value provided to U.S. physicians and teaching hospitals under this Agreement as otherwise required by law and Licensee reserves the right to post such information on a website accessible to the public such information, as required by law.

2.1.5 Licensor represents and warrants that any payment made hereunder is the fair-market value for carrying out the Research Plan hereunder. Further, Licensor represents and warrants that any payment to a Third Party entity for work under this arrangement represents fair-market value and has been negotiated in an arms-length transaction, and that all such payments have not been determined in a manner that takes into account the volume or value of any referrals or other business otherwise generated between Licensor and Licensee. For clarity, nothing contained in this Agreement shall be construed in any manner as an obligation or inducement for any Licensor personnel who are healthcare professionals to recommend that patients purchase any products of Licensee or of any of its Affiliates.

2.2 Scientific Steering Committee. Promptly after the Effective Date, the Parties shall form a steering committee consisting of three (3) representatives from each Party (the “Steering Committee”) to monitor and manage the scientific progress of the Program and for the purpose set forth in Section 2.4.3(c) (Funding). The Steering Committee shall meet from time-to-time promptly after the date of a written request by either Party and shall operate by consensus. Steering Committee meetings may be conducted in person, via video conference, or by teleconference. Either Party may change its Steering Committee members upon written notice to the other Party. Except as provided in Section 2.4.3(c) (Funding) with respect to a permitted increase in the Program Budget, the Steering Committee shall have no power to amend or waive compliance with this Agreement or to amend the Research Plan.

CONFIDENTIAL INFORMATION

2.3 Program Intellectual Property Disputes. The Parties shall use reasonable, good faith efforts to address all issues concerning the inventorship and ownership of, or any rights to, intellectual property Developed in connection with this Agreement in a fair and equitable manner and in accordance with the requirements of United States law to achieve the goals of the Research Plan. If a Dispute arises concerning the intellectual property and the Parties are unable to resolve the Dispute within thirty (30) calendar days’ after commencing discussions, either Party may begin the alternative Dispute resolution procedure set out in Article 12 (Dispute Resolution).

2.4 Performance under Program

2.4.1 Each Party will use Commercially Reasonable Efforts to perform its obligations as described in the Research Plan. The Parties acknowledge and agree, however, that no outcome or success is or can be assured and that failure to achieve desired results do not in and of itself constitute a breach or default of any obligation in this Agreement. Any amendments to the Research Plan must be approved in writing by both Parties.

2.4.2 In the course of performance of the Research Plan, either Party may request a change thereto if the requesting Party believes that the Research Plan will not satisfy the objective, provide the measurable outcomes, or achieve the Program deliverables as described in the Research Plan. In response to such request, the Parties shall promptly discuss how to address such deficiency. If the changes to the Research Plan requested are acceptable to the other Party, the Parties shall execute an amendment to the Research Plan to reflect any material changes thereto. Additionally, Licensee may, on an ongoing basis, review and provide commentary and feedback on the protocol for the Clinical Study included in the Research Plan in order to ensure that the protocol and the Research Plan meet Licensee’s requirements for the Program set forth in Appendix 3 (Research Plan). Licensor shall use Commercially Reasonable Efforts to review and include any such commentary and feedback in the protocol for the Clinical Study and provide responses to Licensee with respect to Licensee’s commentary and feedback.

2.4.3 Funding. Prior to Licensee’s election to excise the Option, Licensor and Licensee shall fund the Program in accordance with the requirements of the Research Plan. The Research Plan shall, include a total of the approved costs, fees, and expenses to be paid by the Parties hereunder (the “Program Budget”).

(a) Licensor shall be responsible for all costs incurred in its performance of the Development activities set out in the Research Plan in relation to the Clinical Study. Such activities may include, but are not limited to: data collection, analysis, and report writing; and clinical laboratory work, each as further described in the Research Plan.

(b) Licensee shall be responsible for all direct costs incurred in Licensor’s performance of the Development activities set out in the Research Plan in the relation to the Toxicology Study in an amount up to three million three hundred seventy-one thousand fifteen U.S. Dollars ($3,371,015). Such activities may include: Development activities related to test method development and stability testing, toxicology and/or toxicity studies, formulation, process development, manufacturing scale-up, qualification and validation, and quality assurance/quality control (to the extent related to the Toxicology Study).

(c) In the event that the actual costs of the Program are expected to exceed the Program Budget, the Steering Committee shall, upon the request of Licensor, promptly meet and convene to discuss the Program Budget. Any changes to the Project Budget require the approval of the Steering Committee; provided that changes to the Program Budget by up to seven and one-half percent (7.5%) may be approved by the Steering Committee without any requirement to amend this Agreement.

CONFIDENTIAL INFORMATION

In the event that the increase in costs exceeds seven and one-half percent (7.5%) of the Program Budget, then the parties may mutually agree (although neither party is required to do so) to any necessary increase in the Program Budget and, if the parties are unable to agree on an increase in the budget, then this Agreement shall remain in effect in accordance with its terms.

2.4.4 Reports. During the term of the Program as described in the Research Plan (the “Research Term”), Licensor shall provide written reports to Licensee within fifteen (15) calendar days’ of the end of each Calendar Quarter of Licensor’s work pursuant to the Program. Licensor shall provide Licensee a final written report within thirty (30) calendar days of the completion of the Research Term.

2.4.5 Exclusivity; Independent Development. This Agreement shall in no way preclude Licensee from independently Developing, having Developed, or acquiring any other materials or programs, irrespective of their similarity with any Technology, or the Program, nor shall it preclude or restrict Licensee from selling, licensing, sublicensing, or otherwise using or disposing of, Products derived from its own technology, without any accountability, liability, or obligation whatsoever to Licensor.

2.4.6 Research Term Extensions. The Parties may agree to extend the Research Term by mutual written agreement and will discuss any requested extension in good faith. It is not anticipated that the Research Term will be extended unless Licensee agrees to fund additional research activities that were not contemplated by the Parties as part of the Program when the Research Plan was created; provided, however, that if any functions, activities, tasks, subtasks, responsibilities, deliverables, and other services not specifically described in the Research Plan or this Agreement are inherent, reasonably necessary, or a customary part of the Program, or are needed to successfully deliver the deliverables of the Program as required under this Agreement, they shall be deemed to be included within the Program to be delivered to Licensee for the fees set forth in this Agreement and included in the Program Budget, as if such functions, activities, tasks, subtasks, responsibilities, deliverables, and other services were specifically described herein. Subject to the foregoing, if either Party considers an extension of the Research Term is necessary or desirable to achieve the Program’s goals, then the Parties shall discuss in good faith an extension to the Research Term and additional research, if any, to be funded by Licensee during the extension.

2.4.7 Research-Term Regulatory Matters. During the Research Term, Licensor shall have sole responsibility for all Regulatory Approvals and any regulatory filings, submissions, and other regulatory materials, including CTA and relevant Regulatory Authority correspondence, associated with the Clinical Study and the Toxicology Study.

ARTICLE 3

OPTION, ASSIGNMENT, AND LICENSE RIGHTS

3.1 Assignment Option

3.1.1 Licensor hereby grants, and shall grant, to Licensee an exclusive option, exercisable by Licensee in its sole discretion, commencing on the Effective Date and expiring three (3) months from the later of (i) receipt of the final report for the Clinical Study, or (ii) receipt of the audited draft reports for the Toxicology Study (“Option Period”), as such Option Period may be extended upon the mutual agreement of the Parties, to obtain an assignment of all rights and interest that Licensor has pursuant to the Exclusive License Agreement, including all rights with respect to the Compound Patents, and including with respect to the license for licensed products pursuant to Article 2 of the Exclusive License Agreement, development of licensed products pursuant to Article 3 of the Exclusive License

CONFIDENTIAL INFORMATION

Agreement, commercialization of licensed products pursuant to Article 4 of the Exclusive License Agreement, and all other rights and interests associated therewith, as further described in the Exclusive License Agreement (“Option”). Licensee may exercise the Option by delivering to Licensor during the Option Period, and any mutually agreed extension thereof, irrevocable written notice of Licensee’s intent to enter into the assignment and by signing the assignment agreement attached hereto as Appendix 6 (Assignment Agreement) (the “Assignment Agreement”), which Licensor will sign within two (2) Business Days after receipt and return a fully signed Assignment Agreement to Licensee immediately thereafter. Upon the effective date of the assignment as reflected in the Assignment Agreement, (i) Licensee shall have accepted such assignment and agreed to assume and fully perform all of Licensor’s obligations and liabilities pursuant to the Exclusive License Agreement, (ii) each of Licensee and Licensor shall have consented to the assignment, and (iii) Licensor shall have represented and warranted to Licensee that (a) no interest in the assigned rights has been previously assigned to any Person, whether in accordance with or in breach of the Exclusive License Agreement, (b) all rights and interests in and to the assigned rights are assignable free and clear of any liens, without any further action or consent, and (c) the rights and interests being assigned to Licensee hereby constitute all of the rights and interest in and to the assigned rights. The Option is irrevocable subject only to Licensor’s termination of this Agreement pursuant to Section 10.3 (Termination for Breach). The exercise of the Option by Licensee hereunder shall be irrevocable.

3.1.2 Upon Licensee’s exercise of the Option, Licensee shall have and shall retain sole and exclusive responsibility for complying with all Applicable Laws that govern the Licensed Products and related activities.

3.1.3 During the Option Period, and any extension thereof, and throughout the Term, Licensor shall neither grant to any Person (other than Licensee), nor directly or indirectly solicit, initiate, facilitate, encourage, or participate in any discussions or negotiations with any Person concerning entering into, continuing, or consummating any transaction under which any Person other than Licensee does or will obtain any right, title, or interest in, to, or under any of the Compounds.

3.1.4 Licensee has no obligation or commitment to exercise the Option or to enter into the Assignment Agreement or any other agreement relating to the subject matter hereof.

3.2 License for Licensed Products

3.2.1 Subject to the terms and conditions of this Agreement and upon Licensee’s exercise of the Option, Licensor hereby grants to Licensee an exclusive, worldwide license under the Licensed Patents, Licensor’s Technology (other than the iSPERSE Technology), and Licensor’s Know-How (other than Know-How related to the iSPERSE Technology) to Develop, discover, research, make, have made, use, sell, have sold, import, offer to sell, and otherwise exploit and Commercialize Compounds, Technology, and the Licensed Products and Improvements in the Field, in the Territory, with the right to sublicense through multiple tiers. The foregoing license shall include any Patent rights that Licensor owns or has access to that Cover the Compounds or the Licensed Products, and any methods for Manufacturing the Licensed Products.

3.2.2 Subject to the terms and conditions of this Agreement and upon Licensee’s exercise of the Option, Licensor hereby grants to Licensee an exclusive, perpetual, irrevocable, worldwide license under the iSPERSE Patents, iSPERSE Technology, Improvements (to the extent provided in Section 4.3 (Access to Improvements)), and Licensor’s Know-How related to iSPERSE Technology solely and exclusively to Develop, discover, research, make, have made, use, sell, have sold, import, offer to sell, and otherwise exploit and Commercialize the Licensed Products and Improvements in the Field with the right to (i) sublicense through multiple tiers, and to (ii) research and conduct Clinical

CONFIDENTIAL INFORMATION

Trials necessary or useful for Licensee to practice the license described in Section 3.2.1. The foregoing license shall include (i) any Patent rights that Licensor owns or has access to that Cover the Compounds or the Licensed Products, and any methods for Manufacturing the Licensed Products including any iSPERSE Patents to the extent such Patent rights solely and exclusively Cover the Compounds and/or the Licensed Products, and (ii) to the extent provided in Section 4.3 (Access to Improvements), any Improvements to the iSPERSE Technology or Know-How related to the iSPERSE Technology developed after the Effective Date.

3.2.3 To the extent that formulation of a Compound with the iSPERSE Technology is required in order for Licensee to Develop, discover, research, make, have made, use, sell, have sold, import, offer to sell, and otherwise exploit and Commercialize Compounds, Technology, and the Licensed Products and Improvements in the Field, in the Territory, pursuant to the licenses granted in Sections 3.2.1 and 3.2.2, Licensee may (i) enter into a separate written agreement with Licensor for Licensor to perform such services subject to terms mutually agreed by the Parties, or (ii) perform such formulations itself or through a Third Party in Licensee’s sole discretion.

3.2.4 The exclusive license granted under Section 3.2.1 shall mean such license rights are exclusive to Licensee for the Term of this Agreement in the Field and the Territory and have not previously been subject to any licensing, assignment, or other encumbrance prior to the Effective Date that would contravene Licensee’s right to practice exclusively under the Licensed Patents and Know-How in the Territory.

3.2.5 Licensee may sublicense its rights to Licensed Product to Third Parties without Licensor’s prior written approval; provided, however, that any such sublicense occurs pursuant to a written agreement that subjects such Sublicensee to any relevant restrictions in this Agreement. In addition, and notwithstanding the foregoing, Licensee may, without the need for approval by Licensor, distribute Licensed Product through a Third Party, granting any necessary licenses or sublicenses using Third Party distributors.

3.2.6 Licensee may exercise its rights and perform any or all of its obligations under this Agreement, through its Affiliates; provided that, any such Affiliates are bound by applicable terms and conditions of this Agreement to the same extent as Licensee. Licensee is responsible for its sublicensees’ (including Affiliates, as applicable) compliance with applicable terms and conditions of this Agreement, and any act or omission of a sublicensee or Affiliate that would be a material breach of this Agreement if committed by Licensee will be deemed to be a material breach by Licensee.

ARTICLE 4

DEVELOPMENT OF LICENSED PRODUCTS

4.1 Licensee’s Right to Select Licensed Products. After Licensee exercises the Option pursuant to Section 3.1 (Assignment Option), Licensee shall be solely responsible for and shall have the sole right to Develop, and seek Regulatory Approval for, the Licensed Product, including making all Regulatory Approval Applications and obtaining, holding, and maintaining all Regulatory Approvals throughout the Territory during the Term.

4.2 Licensor’s Responsibilities. After Licensee exercises the Option pursuant to Section 3.1 (Assignment Option), Licensor shall use Commercially Reasonable Efforts to assist Licensee, at Licensee’s sole expense, in Licensee’s Development activities relating to any Licensed Product, as reasonably requested by Licensee, by providing Licensee any relevant Licensor Know-How relating to Licensed Products being Developed by Licensee.

CONFIDENTIAL INFORMATION

4.3 Access to Improvements. After Licensee exercises the Option, Licensor shall promptly identify to Licensee and disclose to Licensee, during the Term, all Improvements that directly relate to making, Developing, using, or selling Licensed Products, to which Licensor or its Affiliates have or obtain rights to practice. During the Term, Licensor shall furnish Licensee with Licensor Know-How concerning such Improvements. Licensor shall provide reasonable technical assistance at no additional cost to enable Licensee to utilize such Improvements if Licensee elects to do so; provided that Licensee shall promptly reimburse Licensor for any reasonable out-of-pocket expenses incurred by Licensor in providing such assistance. Such Improvements and Know-How shall be automatically deemed to be within the scope of the assignments and licenses herein granted without payment of any additional compensation.

4.4 Licensee Development Efforts. Licensee agrees to use Commercially Reasonable Efforts to Develop Licensed Products. Evidence that Licensee is using the efforts described in this Section to Develop a Licensed Product shall be that such Licensed Product is in Active Development. Without limiting the foregoing, Licensee shall also use its Commercially Reasonable Efforts to obtain any go/no-go decisions from any formal research and development committee within Licensee.

4.5 Filing Reports. Any reports made to Regulatory Authorities in the Territory in connection with any Licensed Product hereunder, including adverse reaction reports, after Licensee has exercised the Option, if ever, shall be made exclusively by Licensee or its designee.

ARTICLE 5

OPTION-TERM COMMERCIALIZATION OF LICENSED PRODUCTS

5.1 Manufacture of Licensed Product. Licensee or its Affiliates shall be responsible for Manufacturing and supplying the Licensed Products in the Territory by itself or through one or more Third Party Manufacturers for commercial sale of Licensed Product in the Territory. Licensee shall be solely responsible for ensuring that the Licensed Products and any APIs or other components are Manufactured in accordance with all Applicable Laws.

5.2 Commercial Responsibilities. Licensee agrees to use Commercially Reasonable Efforts to Commercialize Licensed Products.

5.3 Licensee’s Marketing Obligations For Licensed Products. All business decisions, including the design, sale, price, and promotion of Licensed Products, including decisions whether to market any particular Licensed Product in a given country, shall be within the sole discretion of Licensee. Licensee shall also be solely responsible for compliance with any applicable legal and/or regulatory requirements, restrictions and/or prohibitions that govern the marketing, advertising, promotion and/or sale of the Licensed Products. Licensee shall annually report to Licensor on Licensee’s developments with respect to achievement of Development Milestone Events and Sales Milestone Events, consistent with Licensee’s marketing obligations as required hereunder.

5.4 Trademarks. Licensee shall select its own trademarks under which it will market the Licensed Products, and no right or license is granted to Licensor hereunder with respect to such trademarks.

CONFIDENTIAL INFORMATION

ARTICLE 6

FINANCIALS AND REPORTING

6.1 Upfront Payment. Licensee will pay to Licensor an upfront payment of seven million two hundred thousand U.S. Dollars ($7,200,000) as a one-time, non-refundable, non-creditable upfront payment in consideration of the rights granted to Licensee under this Agreement within thirty (30) calendar days’ after the Effective Date.

6.2 Option Fee. Licensee will pay a non-refundable license fee of fourteen million U.S. Dollars ($14,000,000) within thirty (30) calendar days’ after Licensee exercises the Option and the assignment becomes effective pursuant to the terms of this Agreement.

6.3 RV1162 Phase Ib Completion Milestone. Licensee will pay a non-refundable milestone payment of two million U.S. Dollars ($2,000,000) within thirty (30) calendar days’ after receipt of an invoice following completion of the Clinical Study as defined and described in the Research Plan, Licensor’s providing of a final report with respect to same to Licensee, which report shall conform in form and substance to the requirements established by Licensee within ninety (90) calendar days after the Effective Date. For the avoidance of doubt, the foregoing payment shall not be payable by Licensee to Licensor if the Clinical Study is not completed according to the Research Plan.

6.4 Development Milestone Payments. Licensee will make one-time, non-refundable, non-creditable milestone payments (each, a “Development Milestone Payment”) to Licensor upon the first (1st) achievement by Licensee or its Affiliates or Sublicensees of each of the milestone events (each, a “Development Milestone Event”) set forth in TABLE 1 (Development Milestones) below. For the avoidance of doubt, each Development Milestone Payment hereunder will be payable only once. If one or more Development Milestone Events are skipped for a Licensed Product, then such skipped Development Milestone Event will be payable upon the first (1st) achievement of the subsequent Development Milestone Event by a Licensed Product, except that a Development Milestone Event that is specific to one territory will not be deemed to be skipped solely because a subsequent Development Milestone Event was achieved in a different territory (e.g., receipt of Regulatory Approval of a Licensed Product outside of the United States will not be deemed to trigger a Development Milestone Payment for receipt of Regulatory Approval of such Licensed Product in the United States if such Regulatory Approval of such Licensed Product has not yet occurred in the United States). Licensee will notify Licensor in writing of the achievement of a Development Milestone Event by Licensee or its Affiliates or Sublicensees no later than thirty (30) calendar days’ after Licensee becomes aware of the achievement thereof. Thereafter, Licensor will provide Licensee with an invoice for the corresponding Development Milestone Payment, and Licensee will pay to Licensor such Development Milestone Payment within ninety (90) calendar days’ after its receipt of an invoice for such Development Milestone Payment.

Table 1 – Development Milestones and Payments

Development Milestone Event	Development Milestone Payment (U.S. Dollars)
Dosing of the first (1st) patient with the first (1st) Licensed Product in the first Phase III Clinical Trial	$	[	]
Regulatory Approval of the first (1st) Licensed Product for a first (1st) Indication in the United States	$	[	]
Regulatory Approval of the first (1st) Licensed Product for a first (1st) Indication outside of the United States	$	[	]

CONFIDENTIAL INFORMATION

6.5 Sales Milestones. Licensee will make one-time, non-refundable, non-creditable sales milestone payments (each, a “Sales Milestone Payment”) to Licensor upon the achievement by Licensee or its Affiliates or Sublicensees of each of the sales-based milestones events (each, a “Sales Milestone Event”) set forth in TABLE 2 (Sales Milestones) below with respect to aggregate annual worldwide Net Sales of Licensed Products. Each of the Sales Milestone Payments set forth below will be payable only one time, for the first (1st) Calendar Year in which the corresponding Sales Milestone Event is achieved. As part of the royalty report delivered pursuant to Section 6.11 (Quarterly Royalty Reports), Licensee will notify Licensor in writing of the achievement of a Sales Milestone Event by Licensee or its Affiliates or Sublicensees no later than ninety (90) calendar days’ after the end of the Calendar Quarter in which such Sales Milestone Payment is payable pursuant to the preceding sentence. Licensee shall pay to Licensor the corresponding Sales Milestone Payment within ninety (90) calendar days’ after the end of the Calendar Quarter during which the corresponding Sales Milestone Event is achieved.

Table 2. – Sales Milestones and Payments

Sales Milestone Event	Sales Milestone Payment (U.S. Dollars)
First (1st) Calendar Year in which annual aggregate worldwide Net Sales of all Licensed Products equal or exceed $[ ]U.S. Dollars	$	[	]
First (1st) Calendar Year in which annual aggregate worldwide Net Sales of all Licensed Products equal or exceed $[ ] U.S. Dollars	$	[	]
First (1st) Calendar Year in which annual aggregate worldwide Net Sales of all Licensed Products equal or exceed $[ ] U.S. Dollars	$	[	]

6.6 Royalty Rate for Licensed Products. Licensee shall pay Licensor a royalty based on Net Sales of Licensed Products that include the iSPERSE Technology sold by Licensee, according to the following schedule:

6.6.1 [    ] on annual aggregate worldwide Net Sales less than [    ];

6.6.2 [    ]on annual aggregate worldwide Net Sales of [    ] to [    ];

6.6.3 [    ] on annual aggregate worldwide Net Sales of more than [    ].

6.6.4 For the purpose of this Section, Net Sales will be determined on a Calendar Year basis.

6.6.5 The above volumes of Net Sales shall not be interpreted as an indication of the potential Net Sales for any Licensed Product and the Parties acknowledge that it is uncertain that any Licensed Product will have Net Sales resulting in the payment of royalties pursuant to this Agreement.

CONFIDENTIAL INFORMATION

6.7 Royalty Rate Reduction

6.7.1 Generic Equivalent. If, in any royalty reporting period, an unlicensed Third Party commences selling a Product that is a Generic Equivalent of the Licensed Product in a country in the Territory, then the applicable royalty rate under Section 6.6 (Royalty Rate for Licensed Products) shall be reduced by one-half in such country.

6.7.2 Third Party Patents. If a Patent of a Third Party should exist in any country during the Term of this Agreement covering the Manufacture, use, or sale of any Licensed Product, and if it should prove in Licensee’s reasonable judgment (as supported by an opinion from outside patent counsel which counsel is acceptable to both Parties) impractical or impossible for Licensee or its Sublicensee to continue the activity or activities licensed hereunder without obtaining a royalty bearing license from such Third Party under such Patent or Patents in such country, then Licensee shall be entitled to a credit against the royalty payments due hereunder of an amount equal to the royalty paid to such Third Party, not to exceed fifty percent (50%) of the royalty rate due under this Agreement, arising from the Manufacture, use or sale of the Licensed Product in such country.

6.7.3 Compulsory License. If at any time and from time-to-time a Governmental Authority in any country, grants or compels JJEI or an Affiliate to grant a compulsory license to a Third Party to Manufacture, use, or sell any Licensed Product (“Compulsory Sublicensee”), with respect to which royalties would be payable pursuant to Section 6.6 (Royalty Rate for Licensed Products) hereof, then Licensee may reduce the royalty on sales in such country of such Licensed Product according to the rates specified in Section 6.7.2 (Third Party Patents).

6.8 Currency Restrictions. All payments hereunder, including royalty payments, shall be paid in U.S. Dollars. If, at any time, legal restrictions prevent the prompt remittance of part of or all of the royalties with respect to any country where Licensed Products are sold, Licensee shall have the right and option to make such payments by depositing the amount thereof in local currency to Licensor’s accounts in a bank or depository in such country.

6.9 Royalty Period. The royalty payments set forth above shall be payable on a country-by-country basis from the date of First Commercial Sale of a Licensed Product in such country until the later of: (i) ten (10) years from the date of First Commercial Sale of a Licensed Product in such country; or (ii) the expiration of the last Valid Claim of a Licensed Patent or licensed iSPERSE Patent that Covers the Licensed Product in such country and such Valid Claim would constitute the type of claim that is listable in the FDA publication entitled Approved Drug Products with Therapeutic Equivalence Evaluations (regardless of the country or jurisdiction in which the patent is filed). Once Licensee has paid Licensor for the full term of the periods of time set forth in (i) and (ii) above for a Licensed Product on a country-by-country basis, it shall have a perpetual, paid up, no fee, royalty-free license pursuant to Section 3.2 (License for Licensed Products) under Licensor Know-How for any Licensed Product in such country notwithstanding any changes, Improvements, or modifications to Licensed Products that are incorporated into such products after the First Commercial Sale in a relevant country.

6.10 Mode of Payment. All payments to Licensor hereunder shall be made by ACH electronic funds transfer of U.S. Dollars in the requisite amount to the account designated by Licensor; provided, however, that any notice by Licensor of a change in such account shall not be effective until thirty (30) calendar days’ after receipt thereof by Licensee. Unless otherwise set forth herein or mutually agreed by the Parties, all payments to be made hereunder by Licensee to Licensor, and Licensor’s receipt of all payments hereunder, shall be made in accordance with the invoicing and payment requirements set forth in Appendix 5 (Invoicing and Payment).

CONFIDENTIAL INFORMATION

6.11 Quarterly Royalty Reports. During the Term, commencing with the First Commercial Sale of each Licensed Product, and for so long as royalty payments are to be made under this Agreement, Licensee shall furnish or cause to be furnished to Licensor on a quarterly basis within ninety (90) calendar days’ after the last day of the Calendar Quarter to which the report relates, a written report or reports as of the end of each Calendar Quarter showing:

6.11.1 the Net Sales of each Licensed Product in each country in the world during the applicable Calendar Quarter;

6.11.2 the royalties, payable in U.S. Dollars, payable under this Agreement resulting from those Net Sales and the basis for calculating those royalties;

6.11.3 the exchange rates and other methodologies used, if any, converting into U.S. Dollars, from the currencies in which sales were made.

6.12 Financial Records. Licensee shall keep accurate records, including gross invoiced sales, Net Sales, and royalty payments, (“Financial Records”), in accordance with U.S. generally accepted accounting practices, in sufficient detail to enable the amounts due hereunder to be determined and verified by Licensor.

6.13 Currency Exchange. In the case of sales of any Licensed Product outside the United States, royalty payments by Licensee to Licensor shall be converted to Dollars in accordance with Licensee’s current customary and usual procedures for calculating same which are the following: the rate of currency conversion shall be calculated using the average exchange rates as calculated and utilized by Licensee’s and its Affiliate’s reporting systems and published accounts.

6.14 Audit. Financial Records under this Agreement shall be open during reasonable business hours for a period of two (2) years from creation of individual records for examination. Upon the written request of Licensor, but not more often than once in any twelve (12) month period and with at least four (4) weeks’ notice, at Licensor’s expense, Licensee shall permit an independent public accounting firm of national prominence selected by Licensor and acceptable to Licensee, and subject to such public accounting firm entering into a separate confidentiality agreement with Licensee in Licensee’s discretion, to have access during normal business hours to those records of Licensee as may be reasonably necessary for the sole purpose of verifying the accuracy of the Net Sales report, and royalty calculation conducted by Licensee pursuant to this Agreement.

6.14.1 Licensee shall include in each sublicense or Commercialization agreement entered into by it pursuant to this Agreement, a provision requiring, among others, the Sublicensee or Commercialization partner to keep and maintain adequate Financial Records pursuant to such sublicense or Commercialization agreement and to grant access to such records by the aforementioned independent public accountant for the reasons specified in this Agreement.

6.14.2 The report prepared by such independent public accounting firm, a copy of which shall be sent or otherwise provided to Licensee by such independent public accountant at the same time as it is sent or otherwise provided to Licensor, shall contain the conclusions of such independent public accountant regarding the audit and will specify that the amounts paid to Licensor pursuant thereto were correct or, if incorrect, the amount of any underpayment or overpayment.

CONFIDENTIAL INFORMATION

6.14.3 If such independent public accounting firm’s report shows any underpayment, Licensee shall remit or shall cause its Sublicensees or Commercialization partners to remit to Licensor within thirty (30) calendar days’ after Licensee’s receipt of such report, (i) the amount of such underpayment, and (ii) if such underpayment exceeds ten percent (10%) of the total amount owed for the Calendar Year then being audited, the reasonable and necessary fees and expenses of such independent public accountant performing the audit, subject to reasonable substantiation thereof. If such independent public accounting firm’s report shows any overpayment, Licensee shall receive a credit equal to such overpayment against the royalty otherwise payable to Licensor.

6.15 Taxes

6.15.1 Licensee will make all payments to Licensor under this Agreement without deduction or withholding for taxes except to the extent that any such deduction or withholding is required by law in effect at the time of payment.

6.15.2 Any tax required to be withheld on amounts payable under this Agreement will promptly be paid by Licensee on behalf of Licensor to the appropriate Governmental Authority, and Licensee will furnish Licensor with proof of payment of such tax. Any such tax required to be withheld will be an expense of and borne by Licensor. If any such Tax is assessed against and paid by Licensee, then Licensor will indemnify and hold harmless Licensee from and against such Tax.

6.15.3 Licensee and Licensor will cooperate with respect to all documentation required by any taxing authority or reasonably requested by Licensee to secure a reduction in the rate of applicable withholding taxes.

6.15.4 If Licensee had a duty to withhold taxes in connection with any payment it made to Licensor under this Agreement but Licensee failed to withhold, and such taxes were assessed against and paid by Licensee, then Licensor will indemnify and hold harmless Licensee from and against such taxes (including interest). If Licensee makes a claim under this Section 6.15.4, it will comply with the obligations imposed by Section 6.15.2 as if Licensee had withheld taxes from a payment to Licensor.

6.15.5 Amounts payable under this Agreement do not include any sales, use, excise, value added or other applicable taxes, tariffs or duties. If any taxing authority imposes a VAT, GST, sales, use, service, consumption, business or similar tax with respect to the work undertaken under this Agreement, then Licensee agrees to pay that amount if specified in a valid invoice or supply exemption documentation. For avoidance of doubt, Licensor will not be entitled to pass on to Licensee, and Licensee will not be obligated to pay or bear, any tax that is based on Licensor’s real, personal or intangible property (whether owned or leased), corporate structure, franchise, continuing business operations, income, gross receipts, capital stock, net worth or imposed with respect to Licensor’s engagement of employees or independent contractors or that Licensor incurs upon subcontracting any work hereunder, in whole or in part, to any affiliated or non-affiliated Third Party. To the extent that Licensor does not provide Licensee a valid invoice (i.e., an invoice compliant with this Agreement and the applicable Statement of Work and the rules and regulations of the jurisdiction of both Licensor and Licensee, including separate identification of the tax where legally required), Licensor shall be responsible for any penalty resulting directly from such noncompliance. The parties will cooperate in good faith to minimize taxes to the extent legally permissible.

CONFIDENTIAL INFORMATION

ARTICLE 7

CONFIDENTIALITY

7.1 Confidentiality Obligations. The Parties agree that, during the Term and for five (5) years thereafter, either Party that receives Information (a “Receiving Party”) and other confidential and proprietary information and materials furnished to it by the other Party (a “Disclosing Party”) pursuant to this Agreement or any Information developed during the Term (collectively “Confidential Information”), shall keep confidential by the Receiving Party and the Receiving Party shall not publish or otherwise disclose and shall not use for any purpose, except as expressly permitted hereunder or required hereunder to perform the Receiving Party’s obligations under this Agreement, such Confidential Information. Confidential Information shall not include information that: (i) was already known to the Receiving Party, other than under an obligation of confidentiality from the Disclosing Party or from any other party; (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party; (iii) became generally available to the public or otherwise part of the public domain after its disclosure, other than through any act or omission of the Receiving Party in breach of this Agreement or any other agreement; (iv) was subsequently lawfully disclosed to the Receiving Party by a Third Party without the obligation to keep the information confidential; (v) can be shown by written records to have been independently developed by or for the Receiving Party without reference to the Confidential Information received from the Disclosing Party and without breach of or reliance on any of the provisions of this Agreement; or (vi) is information that the Disclosing Party has specifically agreed in writing that the Receiving Party may disclose, and then only to the extent of such permissive disclosure.

7.2 Written Assurances and Permitted Uses of Confidential Information

7.2.1 Each Party shall inform its employees and consultants who perform work under this Agreement of the obligations of confidentiality specified in Article 7 (Confidentiality), and all such persons shall be bound by the terms of this Article 7 (Confidentiality) or obligations of confidentiality substantially similar, and at least as protective of the Disclosing Party’s Confidential Information, as those set forth herein, as applicable.

7.2.2 The Receiving Party may disclose Confidential Information to the extent the Receiving Party is compelled to disclose such information by a court or other tribunal of competent jurisdiction, provided, however, that in such case the Receiving Party shall give prompt notice to the Disclosing Party so that the Disclosing Party may seek a protective order or other remedy from said court or tribunal. In any event, the Receiving Party shall disclose only that portion of the Confidential Information that, in the opinion of its legal counsel, is legally required to be disclosed and will exercise reasonable efforts to ensure that any such information so disclosed will be accorded confidential treatment by said court or tribunal. Furthermore, disclosed Confidential Information pursuant to this Section 7.2.2 shall remain the Confidential Information of the Disclosing Party and shall not become non-confidential information as a result of such disclosure.

7.2.3 To the extent it is reasonably necessary or appropriate to fulfill its obligations and exercise its rights under this Agreement, either Party may disclose Confidential Information to its Affiliates on a need-to-know basis on the condition that such Affiliates agree to keep the Confidential Information confidential for the same time periods and to the same extent as such Party is required to keep the Confidential Information confidential under this Agreement, and to any Regulatory Authorities to the extent reasonably necessary to obtain Regulatory Approval.

7.2.4 The existence and the terms and conditions of this Agreement that the Parties have not specifically agreed to disclose pursuant to this Section 7.2 (Written Assurances and Permitted Uses of Confidential Information) shall be treated by each Party as Confidential Information of the other Party.

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7.3 Publication. Each Party shall submit any proposed scientific publication containing Confidential Information of the other Party relating to the Research Plan at least thirty (30) calendar days’ in advance of submission of an abstract of a proposed publication, if any, and again at least thirty (30) calendar days’ in advance of submission of the scientific publication, to allow such other Party to review such planned public disclosure. The reviewing Party will promptly review such publication and make any objections that it may have to the publication of the Confidential Information contained therein. Should the reviewing Party make an objection to the publication of the Confidential Information or require its modification, then the Parties will discuss the merits of publishing and any such modifications; provided, however, that in any case, no publication of Confidential Information of the other Party shall take place under this Section without the other Party’s prior written approval thereof or unless the obligations of confidentiality as to such Confidential Information shall be waived or disclosure of Confidential Information of the other Party is authorized under Article 7 (Confidentiality).

7.4 Publication of Clinical Trial Results. In connection with the licenses hereunder, Licensor agrees that it will and it will cause any of its licensors, to agree to, permit Licensee and its Affiliates to register and publish data from any Clinical Trials conducted using a Licensed Product in accordance with Licensee’s policies on Clinical Trials, notwithstanding the provisions of Section 7.1 (Confidentiality Obligations). Licensor further agrees to provide, or to cause any of its licensors to provide to, Licensee and its Affiliates such reasonable assistance as Licensee and its Affiliates may require in connection with fulfilling its publication requirements. Notwithstanding anything to the contrary in this Agreement, Licensee and its Affiliates’ publication of Clinical Trial data will not result in a breach of any provision of this Agreement, including without limitation, the obligations of confidentiality and non-use.

7.5 Public Announcements. Neither Party shall originate any publicity, news release or public announcements, written or oral, whether to the public or press, stockholders or otherwise, relating to this Agreement, including its existence, the subject matter to which it relates, performance under it, or any of its terms, to any amendment hereto or performances hereunder, without the prior written consent of the other Party, except for such announcements that are required by law to be made or that are otherwise agreed to by the Parties in writing. Such announcements shall be brief and factual. If a Party decides to make an announcement required by law, it shall give the other Party at least ten (10) Business Days’ advance written notice, where possible, of the text of the announcement so that the other Party shall have an opportunity to comment upon the announcement. To the extent that the receiving Party reasonably requests the deletion of any information in the materials, the disclosing Party shall delete such information unless, in the opinion of the disclosing Party’s legal counsel, such information is legally required to be fully disclosed.

ARTICLE 8

PATENTS AND INTELLECTUAL PROPERTY

8.1 Ownership; Inventions. Licensee shall own and retain all rights, title, and interest in and to inventions and Licensee Improvements arising after Licensee exercises the Option. Licensor shall have no license, right, or interest whatsoever in or to any and all such inventions or Licensee Improvements, except as expressly set forth in this Agreement. To the extent that any Licensee Improvements are to the iSPERSE Technology generally (and not specifically applicable only to a Licensed Product), Licensee grants to Licensor a non-exclusive, sublicensable, worldwide, fully paid-up and royalty free license to any such Licensee Improvements to the iSPERSE Technology.

8.2 Prosecution and Maintenance of Licensed Patents. Upon Licensee’s exercise of the Option, and thereafter during the Term of this Agreement, Licensee shall, at Licensee’s expense, prepare, file, prosecute, and maintain the Licensed Patents. Licensee will, directly or via its counsel, consult with Licensor and keep Licensor reasonably informed with respect to matters relating to the preparation, filing, prosecution, and maintenance of the Licensed Patents, including copying Licensor on correspondence

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sent to and received from patent offices. Notwithstanding the foregoing, Licensee shall have the option to abandon the prosecution of individual Licensed Patents upon at least thirty (30) calendar days’ notice to Licensor, at which point Licensor shall have the right to prepare, file, prosecute, and maintain such abandoned Licensed Patents at Licensor’s expense.

8.3 Prosecution and Maintenance of iSPERSE Technology Patents. Notwithstanding patent prosecution and maintenance terms set forth in Section 8.2 (Prosecution and Maintenance of Licensed Patents) or anything to the contrary contained in this Agreement, during the Term, Licensor will, at its own expense, prepare, file, prosecute, and maintain any iSPERSE Patents.

8.4 Prosecution and Maintenance of Licensee Patents. During the Term, Licensee will, at its own expense, prepare, file, prosecute, and maintain Licensee Patents and use reasonable efforts to file initially all such patent applications in countries in which Licensee would file patent applications in its normal business practice for comparable technology.

8.5 Infringement Claims by Third Parties

8.5.1 Notice. If the Development, Manufacture, use, sale, offer to sell, or Commercialization of any Licensed Product results in a claim or a threatened claim by a Third Party against a Party hereto for patent infringement or for inducing or contributing to patent infringement (“Infringement Claim”), the Party first having notice of an Infringement Claim shall promptly notify the other in writing. The notice shall set forth the facts of the Infringement Claim in reasonable detail.

8.5.2 Defense. Licensee will have the right, but not the obligation, to defend any suit resulting from an Infringement Claim at its expense. Licensor will cooperate and assist Licensee in any such litigation at Licensee’s expense. Licensor may participate in, but not control, the defense or settlement of any such matter with counsel of its own choosing, at Licensor’s sole expense.

8.5.3 Settlement. In the event that the development, Manufacture, use, sale, offer for sale, or Commercialization of the Licensed Product in a country would infringe a Third Party Patent and a license to such Third Party Patent is available, and Licensee in its sole discretion seeks such a license, the Parties agree:

(a) Licensee shall be responsible for all costs associated with acquiring such Third Party license; and

(b) Licensee shall use reasonable efforts to obtain required licenses under the Third Party Patents and the Parties agree that Licensee shall have the sole discretion to determine whether or not any offered terms of such Third Party license are reasonable and whether or not to enter into any such Third Party license.

8.6 Infringement Claims Against Third Parties

8.6.1 In the event that there is infringement or apparent infringement by a Third Party of any Patent, technology, or other intellectual property licensed to Licensee hereunder, Licensee shall notify Licensor in writing to that effect. If, prior to the expiration of one hundred and twenty (l20) calendar days’ from the date of such notice, Licensor obtains a discontinuance of such infringement or brings suit against the Third Party infringer, then the obligation of Licensee to pay royalties under such Licensed Patent shall continue unabated. Licensor shall bear all the expenses of any suit brought by it and shall retain all damages or other monies awarded or received in settlement of such suit. Licensee will cooperate with Licensor in any such suit, at Licensor’s expense, and shall have the right to consult with Licensor and be represented by its own counsel.

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8.6.2 Should Licensor elect not to take any action, or fails to take any action within one hundred and twenty (120) calendar days’ following notice by Licensee of an apparent infringement, Licensee shall have the right, at its expense, to take whatever steps in its own and sole discretion it deems advisable including settlement or the filing of suit for damages or to enjoin such sales or offers for sale by such Third Party, and Licensee shall be relieved of all obligation to make payment of further royalties under the Patent being infringed until such time as either the Third Party infringement has ceased or suit for infringement has been finally determined in accordance with Section 8.6.3. Licensor agrees to perform all acts which are or may become necessary to vest in Licensee the right to institute any such suit and will, upon reasonable notice, cooperate and, to the extent deemed necessary or desirable by Licensee and at Licensee’s expense, participate in any suit to enjoin such infringement and to collect, for Licensee’s sole and exclusive benefit, any and all damages, profits, and awards of any nature recoverable for such infringements. Licensee shall incur no liability to Licensor as a consequence of such litigation or any unfavorable decision resulting therefrom, including any decision holding the Patent invalid or unenforceable.

8.6.3 Royalties which are based solely on an infringed Licensed Patent which accrue during the pendency of any suit for infringement brought by Licensee shall be held in escrow by Licensee until a final decision is rendered by a court of competent jurisdiction from which no appeal can be or is taken. In the event the Patent, technology, or other intellectual property under which such royalties are payable is held to be invalid, the accrued royalties shall be retained by Licensee to offset litigation expenses. In the event the validity of the intellectual property that is the subject matter of the claim is upheld, the accrued royalties shall be paid to Licensor, and any damages or other monies awarded or received in settlement of such suit shall be retained by Licensee in satisfaction of its litigation expenses.

8.7 Notices Relating to the Act. Licensor shall notify Licensee of the issuance of each U.S. patent included among the Licensed Patents, giving the date of issue and Patent number for each such Patent. Licensor and Licensee each shall immediately give notice to the other of any certification filed under the “U.S. Drug Price Competition and Patent Term Restoration Act of 1984” (as used in this Section 8.7 (Notices Relating to the Act), the “Act”), including, but not necessarily limited to, notices pursuant to §§101 and 103 of the Act from Persons who have filed an abbreviated NDA (“ANDA”) or a 505(b)(2) application claiming that a Licensed Patent is invalid or that infringement will not arise from the Development, Manufacture, use, sale, offer of sale, or Commercialization of any Licensed Product by a Third Party.

8.7.1 If Licensee decides not to bring infringement proceedings against the entity making such a certification, Licensee shall give notice to Licensor of its decision not to bring suit within twenty-one (21) calendar days’ after receipt of notice of such certification.

8.7.2 Licensor may then, but is not required to, bring suit against the party that filed the certification.

8.7.3 Any suit shall either be in the name of Licensee or in the name of Licensor, or jointly in the name of Licensee and Licensor, as may be required to effectively institute and maintain such suit.

8.7.4 For purposes of this Section, the Parties agree to execute the legal papers necessary for the prosecution of any such suit as may be reasonably needed.

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8.8 Patent Term Extensions. Licensor hereby authorizes Licensee to (i) provide in any NDA a list of Patents which includes the Licensed Patents that relate to such Product and such other information as Licensee believes is appropriate, (ii) commence suit for infringement of Licensed Patents under § 271(e) (2) of Title 35 of the United States Code, and (iii) exercise any rights that may be exercisable by Licensor as Patent owner under the Act, including applying for an extension of the term of any Patent included in Licensed Patents. In the event that Applicable Law in any country provides for the extension of the term of any Patent included among Licensed Patents, such as under the Act, the Supplementary Certificate of Protection of the Member States of the European Union, and other similar measures in any other country, Licensor shall apply for and use its reasonable efforts to obtain such an extension or, should the law require Licensee to so apply, Licensor hereby gives permission to Licensee to do so. Licensee and Licensor agree to cooperate with one another in obtaining such extension. Licensor agrees to cooperate with Licensee or its Sublicensee, as applicable, in the exercise of the authorization granted herein and shall execute such documents and take such additional action as Licensee may reasonably request in connection therewith, including, if necessary, permitting itself to be joined as a Party in any suit for infringement brought by Licensee hereunder.

8.9 Validity of Licensed Patents. In the event that a declaratory judgment action alleging invalidity of any of the Licensed Patents is brought against either Party, Licensor shall have the right, but not the obligation, to assume the sole defense of the action at its own expense. If Licensor elects not to assume such defense, Licensee may assume sole defense at its own expense.

ARTICLE 9

INDEMNIFICATION

9.1 Research and Development Indemnification

9.1.1 Licensor agrees to indemnify, defend, and hold harmless Licensee, and its Affiliates, and each of their agents, employees, and directors (the “Licensee Indemnitees”), from and against any and all actions, claims, damages, injuries, losses, costs, and expenses (including reasonable attorney’s fees and disbursements) (“Losses”) arising from or alleged or claimed to arise from personal injury, death, or damage to property, including arising from any materials that are transferred by Licensor to Licensee under this Agreement and regardless of when Manufactured, sustained by any Person resulting from any intentionally wrongful act or omission or negligence arising after the Effective Date of Licensor or its employees or agents in performing its responsibilities pursuant to this Agreement, or any material breach by Licensor of its obligations under this Agreement.

9.1.2 Licensee shall indemnify, defend, and hold harmless Licensor, and their agents, employees, and directors (the “Licensor Indemnitees”) from and against any and all Losses resulting directly from the manufacture, use, or sale of Licensed Products by Licensee, except to the extent such Losses result from the negligence or willful misconduct of, or any material breach of this Agreement by, the Licensor Indemnitees.

9.1.3 Licensee agrees to indemnify, defend, and hold harmless the Licensor Indemnitees from and against any and all Losses arising from or alleged or claimed to arise from personal injury, death, or damage to property sustained by any Person resulting from any intentionally wrongful act or omission or negligence of Licensee or its employees or agents in performing its responsibilities pursuant to this Agreement or any material breach by Licensee of its obligations under this Agreement.

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9.2 Indemnification Procedure. Upon the assertion of any indemnified claim or suit pursuant to Sections 9.1.1, 9.1.2, or 9.1.3 of Section 9.1 (Research and Development Indemnification), the indemnified Party shall promptly notify the indemnifying Party thereof and shall permit the indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration) and shall cooperate as requested (at the expense of the indemnifying Party) in the defense of the claim. The indemnifying Party shall not settle any indemnified claim or suit without the prior written consent of the indemnified Party, unless the indemnified Party has waived its rights to indemnification hereunder.

9.3 Insurance Proceeds. Any indemnification hereunder shall be made net of any insurance proceeds recovered by the indemnified Party; provided, however, that if, following the payment to the indemnified Party of any amount under this Article 9 (Indemnification), such indemnified Party recovers any insurance proceeds in respect of the claim for which such indemnification payment was made, the indemnified Party shall promptly pay an amount equal to the amount of such proceeds (but not exceeding the amount of such indemnification payment) to the indemnifying Party.

ARTICLE 10

TERM AND TERMINATION

10.1 Term. This Agreement shall commence on the Effective Date and shall remain in effect until the expiration of Licensee’s obligation to pay royalties for all Licensed Products, unless earlier terminated as provided in this Article 10 (Term and Termination) (the “Term”).

10.2 Termination of this Agreement by Licensee for any Reason. Licensee may terminate this Agreement for any reason upon ninety (90) calendar days’ advance written notice to Licensor. In such case, Licensee shall pay to Licensor any outstanding fees and expenses then due and owing to Licensor in accordance with the payment terms pursuant to this Agreement.

10.3 Termination for Breach. The failure by a Party to comply with any of the material obligations contained in this Agreement shall entitle the other Party to give notice to have the default cured. If such default is not cured within sixty (60) calendar days’ after the receipt of such notice, or if by its nature such default could not be cured within sixty (60) calendar days’ in the non-breaching Parties’ reasonable judgment, the notifying Party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, and in addition to any other remedies that may be available to it, to terminate this Agreement. Provided, however, that in the event of a good faith Dispute with respect to the existence of a material breach or cure thereof, the sixty (60) day cure period shall be tolled until such time as the Dispute is resolved pursuant to Article 12 (Dispute Resolution) herein.

10.4 Termination for Failure to Exercise Option. If Licensee has not exercised the Option within the Option Period then, upon expiration of the Option Period, Licensor may elect to terminate this Agreement by providing Licensee with written notice thirty (30) calendar days’ prior to the date such termination will become effective. If Licensee elects the Option within thirty (30) calendar days’ after receipt of such notice, then the Option shall be deemed exercised pursuant to Section 3.1 (Assignment Option) of this Agreement and any termination by Licensor shall not be effective.

10.5 Termination for Bankruptcy

10.5.1 If (i) Licensor makes any general assignment for the benefit of its creditors, (ii) a petition is filed by or against Licensor, or any proceeding is initiated against Licensor as a debtor, under any bankruptcy or insolvency law, (iii) Licensor petitions for or acquiesces to the appointment of any receiver, trustee, or any similar officer to take possession, custody, or control of all or any part of Licensor’s assets or property, or (iv) Licensor commences under the laws of any jurisdiction any

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proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation, or any other similar proceeding for the release of financially distressed debtors, or becomes a party to any proceeding or action of the type described above, Licensor shall provide prompt written notice thereof to Licensee and Licensee may terminate this Agreement in its entirety (including the licenses granted herein) on or after the receipt of such written notice.

10.5.2 All rights and licenses granted by Licensor or any other applicable successor of licensor under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, U.S. Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in the Bankruptcy Code. The Parties agree that Licensee and its Affiliates and any Sublicensees, shall retain and may fully exercise and enforce all of its respective rights and elections under the Bankruptcy Code, including in the event any proceeding shall be instituted by or against Licensor seeking to adjudicate Licensor as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of Licensor or Licensor’s debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking an entry of an order for relief or the appointment of a receiver, trustee, or other similar official for Licensor or any substantial part of Licensor’s property, or Licensor shall take any action to authorize any of the foregoing actions (each a “Proceeding” for purposes of this Section 10.5.2). Licensor hereby agrees that in the event of any such Proceeding during the Term, and anytime thereafter, with respect to the licenses granted pursuant to Section 3.2 (License for Licensed Products), to create and provide current copies to Licensee or, if not amenable to copying, detailed descriptions or other appropriate embodiments, of all such intellectual property. In any event, Licensee will have (i) the right to a complete duplicate of (or complete access to, as appropriate) all intellectual property (as defined in the Bankruptcy Code) and embodiments of intellectual property, which shall be promptly delivered to Licensee upon any rejection of this Agreement by or on behalf of Licensor, upon written request therefor by Licensee, and (ii) the right to continue to commercialize the Licensed Products using Licensor’s Patent Rights, Technology, and Know-How granted under this Agreement, and all versions and derivatives thereof to which Licensee would otherwise have been entitled under this Agreement, in accordance with the terms and conditions of this Agreement. All rights, powers, and remedies of Licensee provided under this Section 10.5.2 are in addition to and not in substitution for any and all other rights, powers, and remedies now or hereafter existing at law or in equity in the event of any commencement of a bankruptcy proceeding by or against Licensor.

10.6 Effect of Termination. In the event of termination by Licensee under Section 10.2 (Termination of this Agreement by Licensee for any Reason), or by Licensor under Section 10.3 (Termination for Breach) or Section 10.4 (Termination for Failure to Exercise Option), all rights licensed by Licensor to Licensee herein shall revert to Licensor. In addition, in the event of a termination as described in the foregoing sentence, Licensee shall grant to Licensor a non-exclusive, sublicensable, worldwide, fully paid-up and royalty free license to any data resulting from the Toxicology Study described in the Research Plan.

10.7 No Waiver. The right of a Party to terminate this Agreement, as provided in this Article 10 (Term and Termination), shall not be affected in any way by its waiver or failure to take action with respect to any prior default.

10.8 Consequences of Termination. Except as otherwise provided herein, upon termination of this Agreement, all remaining records and materials in either Party’s possession or control containing the other Party’s Confidential Information and to which the Party with possession and control does not retain rights hereunder, shall promptly be returned. Notwithstanding the foregoing, one copy of such records may be retained by legal counsel for the former Party.

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10.9 Results of Termination by Licensee. In the event of termination of this Agreement by Licensee pursuant to Section 10.3 (Termination for Breach) or 10.5 (Termination for Bankruptcy), the rights granted to Licensee in Article 3 (Option, Assignment, and License Rights) hereof shall survive termination. In addition, the Licensor’s right to the option fee under Section 6.2 (Option Fee), milestone payments under Sections 6.3 (RV1162 Phase Ib Completion Milestone), 6.4 (Development Milestone Payments), and 6.5 (Sales Milestones), and royalty payments pursuant to Section 6.6 (Royalty Rate for Licensed Products), as well as terms of the Agreement associated with the payment of such payments, shall survive any such termination, provided that the royalty rates set forth in Sections 6.6 (Royalty Rate for Licensed Products) shall be reduced by fifty percent (50%).

10.10 Survival of Obligations. The termination or expiration of this Agreement shall not relieve the Parties of any obligations accruing prior to such termination, and any such termination shall be without prejudice to the rights of either Party against the other. The provisions of Article 1 (Definitions), Article 3 (Option, Assignment, and License Rights) (pursuant to Section 10.7 (No Waiver)), Article 6 (Financials and Reporting) (pursuant to Section 10.7 (No Waiver)), Article 7 (Confidentiality), Article 8 (Patents and Intellectual Property), Article 9 (Indemnification), Section 10.5 (Termination for Bankruptcy), Section 10.6 (Effect of Termination), Section 10.7 (No Waiver), Section 10.8 (Consequences of Termination), Section 10.9 (Results of Termination by Licensee), this Section 10.10 (Survival of Obligations), Article 12 (Dispute Resolution), and Article 13 (Miscellaneous Provisions) shall survive any termination of this Agreement.

10.11 Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available except as agreed to otherwise herein.

ARTICLE 11

REPRESENTATIONS AND WARRANTIES

11.1 Authority. Each Party represents and warrants that as of the Effective Date, it has the full right, power, and authority to enter into this Agreement and that this Agreement has been duly executed by such Party and constitutes a legal, valid, and binding obligation of such Party, enforceable in accordance with its terms.

11.2 No Conflicts. Each Party represents and warrants that the execution, delivery, and performance of this Agreement by such Party does not conflict with any agreement, instrument, or understanding, oral or written, to which it is a party or by which it is bound, nor violate any law or regulation of any court, governmental body, or administrative or other agency having jurisdiction over it.

11.3 No Existing Third Party Rights. Each Party represents and warrants that it has not, and during the Term will not, grant any right to any Third Party relating to its respective technology in the Field which would conflict with the rights granted to the other Party hereunder.

11.4 Patents and Know-How Warranties. To the best of its knowledge, as of the Effective Date, each Party represents and warrants that (i) any Patent, Technology, Know-How, or other intellectual property right owned or controlled by such Party is not currently being infringed by any Third Party, and (ii) the practice of such rights does not infringe any property right of any Third Party.

11.5 Control of Know-How. Licensor and Licensee each represent and warrant that it owns or Controls all of the rights, title, and interest in and to the Licensor Know-How and the Licensee Know-How, respectively.

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11.6 Licensor Intellectual Property Representations. Licensor represents and warrants that (i) each of the Patents, Technology, and Know-How being licensed or assigned to Licensee pursuant to this Agreement is exclusively owned or Controlled by Licensor or its wholly-owned subsidiaries, is in good standing, and is not subject to any litigation or administrative proceeding, including opposition, re-examination, reissue, or post-issuance PTO review proceeding including interference, IPR, PGR, or related proceedings, (ii) no notice has been received from a Third Party by Licensor or its Affiliates regarding any of the Patents, Technology, or Compounds being licensed or assigned to Licensee under this Agreement, and (iii) there are no Third Party Patents in any country that would be infringed by making, having made, using, offering for sale, selling, importing, or Commercializing the Licensed Products under this Agreement.

11.7 Disclaimer of Warranties. EXCEPT AS SET FORTH ABOVE, NEITHER PARTY MAKES ANY REPRESENTATIONS AND EXTENDS NO OTHER WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSED PATENTS, KNOW-HOW, TECHNOLOGY, AND PRODUCTS LICENSED HEREUNDER, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

11.8 Continuing Representations. The representations and warranties of each Party contained in this Article 11 (Representations And Warranties) shall survive the execution and delivery of this Agreement and shall remain true and correct at all times during the Term with the same effect as if made on and as of such later date.

ARTICLE 12

DISPUTE RESOLUTION

12.1 Resolution of Disputes. The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy, or claim arising from or related to this Agreement or the breach thereof (each a “Dispute”). If the Parties initially are unable to resolve a Dispute despite using reasonable efforts to do so, either Party may, by written notice to the other, have the Dispute referred to their respective senior management designated below or their respective successors, for attempted resolution by negotiation in good faith. The attempted resolution will take place no later than thirty (30) calendar days’ following receipt of such notice. The designated management are as follows:

For Licensee: Avrum Spira, Vice President, Global Head Lung Cancer Initiative

For Licensor: Ted Raad, Chief Executive Officer

12.1.1 If the Parties are unable to resolve the Dispute, controversy, or claim within sixty (60) calendar days’ following the day on which one Party provides written notice of the Dispute to the other in accordance with Section 12.1 (Resolution of Disputes), and a Party wishes to pursue the matter, each such Dispute, controversy, or claim that is not an Excluded Claim will be finally resolved by mediation followed by binding arbitration as set forth below. As used in this Section, the term “Excluded Claim” means a Dispute, controversy, or claim that concerns the validity or infringement of a Patent, trademark, or copyright.

12.2 Mediation. The Parties shall first attempt in good faith to resolve any Dispute by confidential mediation in accordance with the then current Mediation Procedure of the International Institute for Conflict Prevention and Resolution (“CPR Mediation Procedure”) (www.cpradr.org) before initiating arbitration. The CPR Mediation Procedure shall control, except where it conflicts with these

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provisions, in which case these provisions control. The mediator shall be chosen pursuant to CPR Mediation Procedure. The mediation shall be held in New York, New York. Either Party may initiate mediation by written notice to the other Party of the existence of a Dispute. The Parties agree to select a mediator within twenty (20) calendar days’ after the notice and the mediation will begin promptly after the selection. The mediation will continue until the mediator, or either Party, declares in writing, no sooner than after the conclusion of one full day of a substantive mediation conference attended on behalf of each Party by a senior business Person with authority to resolve the Dispute, that the Dispute cannot be resolved by mediation. In no event, however, shall mediation continue more than sixty (60) calendar days from the initial notice by a Party to initiate meditation unless the Parties agree in writing to extend that period. Any period of limitations that would otherwise expire between the initiation of mediation and its conclusion shall be extended until twenty (20) calendar days’ after the conclusion of the mediation.

12.3 Arbitration. If the Parties fail to resolve the Dispute in mediation, and a Party desires to pursue resolution of the Dispute, the Dispute shall be submitted by either Party for resolution in arbitration pursuant to the then current CPR Non-Administered Arbitration Rules (“CPR Rules”) (www.cpradr.org), except where they conflict with these provisions, in which case these provisions control. The arbitration will be held in New York, New York. All aspects of the arbitration shall be treated as confidential. The arbitrators will be chosen from the CPR Panel of Distinguished Neutrals, unless a candidate not on such panel is approved by both Parties. Each arbitrator shall be a lawyer with at least fifteen (15) years’ experience with a law firm or corporate law department of over twenty five (25) lawyers or who was a judge of a court of general jurisdiction. To the extent that the Dispute requires special expertise, the Parties will so inform CPR prior to the beginning of the selection process. The arbitration tribunal shall consist of three arbitrators, of whom each Party shall designate one in accordance with the “screened” appointment procedure provided in CPR Rule 5.4. The chair will be chosen in accordance with CPR Rule 6.4. If, however, the aggregate award sought by the Parties is less than five million Dollars ($5,000,000) and equitable relief is not sought, a single arbitrator shall be chosen in accordance with the CPR Rules. Candidates for the arbitrator position(s) may be interviewed by representatives of the Parties in advance of their selection, provided that all Parties are represented. The Parties agree to select the arbitrator(s) within forty five (45) calendar days’ of initiation of the arbitration. The hearing will be concluded within nine (9) months after selection of the arbitrator(s) and the award will be rendered within sixty (60) calendar days’ of the conclusion of the hearing, or of any post-hearing briefing, which briefing will be completed by both sides within forty five (45) calendar days’ after the conclusion of the hearing. In the event the Parties cannot agree upon a schedule, then the arbitrator(s) shall set the schedule following the time limits set forth above as closely as practical. The hearing will be concluded in ten hearing days or less. Multiple hearing days will be scheduled consecutively to the greatest extent possible. A transcript of the testimony adduced at the hearing shall be made and shall be made available to each Party. The arbitrator(s) shall be guided, but not bound, by the CPR Protocol on Disclosure of Documents and Presentation of Witnesses in Commercial Arbitration (www.cpradr.org) (“Protocol”). The Parties will attempt to agree on modes of document disclosure, electronic discovery, witness presentation, etc. within the parameters of the Protocol. If the Parties cannot agree on discovery and presentation issues, the arbitrator(s) shall decide on presentation modes and provide for discovery within the Protocol, understanding that the Parties contemplate reasonable discovery. The arbitrator(s) shall decide the merits of any Dispute in accordance with the law governing this Agreement, without application of any principle of conflict of laws that would result in reference to a different law. The arbitrator(s) may not apply principles such as “amiable compositeur” or “natural justice and equity”. The arbitrator(s) are expressly empowered to decide dispositive motions in advance of any hearing and shall endeavor to decide such motions as would a United States District Court Judge sitting in the jurisdiction whose substantive law governs. The arbitrator(s) shall render a written opinion stating the reasons upon which the award is based. The Parties consent to the jurisdiction of the United States District Court for the district in which the arbitration is held for the enforcement of these provisions and the entry of

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judgment on any award rendered hereunder. Should such court for any reason lack jurisdiction, any court with jurisdiction may act in the same fashion. Each Party has the right to seek from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the Dispute. Rule 14 of the CPR Rules does not apply to this Agreement. EACH PARTY HERETO WAIVES: (A) ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY, (B) WITH THE EXCEPTION OF RELIEF MANDATED BY STATUTE, ANY CLAIM TO PUNITIVE, EXEMPLARY, MULTIPLIED, INDIRECT, CONSEQUENTIAL, OR LOST PROFITS/REVENUES DAMAGES, AND (C) ANY CLAIM FOR ATTORNEY FEES, COSTS AND PREJUDGMENT INTEREST.

ARTICLE 13

MISCELLANEOUS PROVISIONS

13.1 Entire Agreement. This Agreement and each of the Appendices hereto constitute and contain the entire understanding and agreement of the Parties respecting the subject matter of this Agreement and cancels and supersedes any and all prior or contemporaneous negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. Promptly following the execution of this Agreement, the Parties shall jointly issue the press release attached hereto as Appendix 7 (Press Release).

13.2 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

13.3 Binding Effect. This Agreement and the rights granted herein shall be binding upon, and shall inure to the benefit of, Licensor, Licensee and their respective lawful successors and permitted assigns.

13.4 Assignment. Neither Party shall assign this Agreement without the prior written consent of the other Party (such consent not to be unreasonably withheld) except that a Party may assign this Agreement to an Affiliate or to a successor in connection with the merger, consolidation or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

13.5 No Implied Licenses. No rights to any other patents, know-how, or technical information, or other intellectual property rights, other than as explicitly identified herein, are granted or deemed granted by this Agreement. No right, expressed or implied, is granted by this Agreement to a Party to use in any manner the name or any other trade name or trademark of the other Party or its Affiliates in connection with the performance of this Agreement.

13.6 No Waiver. No waiver, modification, or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition.

13.7 Force Majeure. The failure of a Party to perform any obligation under this Agreement by reason of force majeure such as acts of God, acts of governments, terrorism, riots, wars, strikes, accidents, or deficiencies in materials or transportation or other causes of a similar magnitude beyond its control shall not be deemed to be a breach of this Agreement. The Party which is affected by any force majeure shall contact the other Party for discussion of possible emergency measures.

CONFIDENTIAL INFORMATION

13.8 Independent Contractors. Both Parties are independent contractors and not agents or employees of the other Party under this Agreement. Nothing contained in this Agreement is intended nor is to be construed so as to constitute Licensor or Licensee as partners or joint venturers with respect to this Agreement. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any other contract, agreement or undertaking with any Third Party except as may be explicitly provided for herein or authorized in writing.

13.9 Notices and Deliveries. Any notices, request, delivery, approval, or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given when it is received, whether delivered in person, by email or delivery by registered letter (or its equivalent) or delivery by certified overnight courier service, to the Party to which it is directed at its address shown below or such other address as such Party shall have last given by notice to the other Parties.

If to Licensor:	Pulmatrix, Inc. ATTN: Ted Raad 99 Hayden Ave. Suite 390 Lexington, MA 02421 traad@pulmatrix.com

with a copy to:	Haynes and Boone, LLP ATTN: Greg Kramer & Rick Werner 30 Rockefeller Plaza 26th Floor New York, NY 10112 greg.kramer@haynesboone.com

If to Licensee:	Johnson & Johnson Enterprise Innovation, Inc. ATTN: Christopher Stevenson 50-100 Holmers Farm Way High Wycombe Buckinghamshire United Kingdom HP12 4EG csteve22@ITS.JNJ.com

with a copy to:	Morrison & Foerster LLP ATTN: Matthew Karlyn 200 Clarendon Street Boston, MA 02116 MKarlyn@mofo.com

13.10 Headings; Interpretation. The headings in this Agreement are for reference only and will not affect the interpretation of this Agreement. For purposes of this Agreement (a) the words “include,” “includes,” and “including” will be deemed to be followed by the words “without limitation,” (b) the word “or” is not exclusive, and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and

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“hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to sections and exhibits mean the sections of and exhibits attached to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, or modified from time-to-time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time-to-time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

13.11 Severability. In the event that any provision of this Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had not been included herein.

13.12 Applicable Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without reference to any laws of the state of New York that would require the application of the laws of another jurisdiction.

13.13 Advice of Counsel. Licensee and Licensor have each consulted with counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one Party or another and will be construed accordingly.

13.14 Counterparts; Electronic Signatures. This Agreement may be executed in two or more counterparts, or facsimile versions, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. The Parties acknowledge and agree that (a) this Agreement and any amendments to the Agreement, can be entered into electronically and enforceable in accordance with laws applicable to the recognition of electronic signatures, including without limitation the Electronic Signatures in Global and National Commerce Act (the E-SIGN Act); (b) the electronic signature utilizing the designated method constitutes the individual’s signature, acceptance, and agreement the same as if actually signed in writing; (c) this Agreement shall constitute “original” documents when printed from electronic files and records established and maintained by either Party in the normal course of business; and (d) the individual signing this Agreement electronically is authorized to enter into this Agreement on behalf of the Party to this Agreement.

13.15 Waiver. Except as specifically provided for herein, the waiver from time-to-time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party’s rights or remedies provided in this Agreement.

13.16 Compliance with Laws. The Parties shall comply with all Applicable Laws of the United States and applicable European countries and supra-governmental organizations and all jurisdictions and any Governmental Authority or court thereof in connection with this Agreement and the transactions contemplated thereby.

THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

SIGNATURES ARE ON THE NEXT PAGE

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date, each copy of which shall for all purposes be deemed to be an original.

JOHNSON & JOHNSON ENTERPRISE INNOVATION, INC.

By:

Name:

Title:

Date:

PULMATRIX, INC.

By:

Name:

Title:

Date:

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APPENDICES

Appendix Number	Appendix Title
1A	Compound Patents
1B	iSPERSE Patents
1C	Licensed Patents
2	Licensor Materials and Technology
3	Research Plan
4	Johnson & Johnson Universal Calendar
5	Invoicing and Payment
6	Assignment Agreement
7	Press Release
8	Side Letter

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APPENDIX 1A

COMPOUND PATENTS

Appendix 1A (Compound Patents) is attached hereto and incorporated herein by this reference.

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APPENDIX 1B

iSPERSE PATENTS

Appendix 1B (iSPERSE Patents) is attached hereto and incorporated herein by this reference.

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APPENDIX 1C

LICENSED PATENTS

Appendix 1C (Licensed Patents) is attached hereto and incorporated herein by this reference.

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APPENDIX 2

LICENSOR MATERIALS AND TECHNOLOGY

RV1162

PUR1800 (iSPERSE formulation of RV1162)

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APPENDIX 3

RESEARCH PLAN

Project Plan

Project Summary

The research plan consists of four main activities;

1)	Conduct of a Phase 1 study with RV1162 in patients with COPD

2)	Manufacture of RV1162 for GLP toxicology studies

3)	Conduct of a GLP 6 month rat inhaled toxicology study inc. SEND data report

4)	Conduct of a GLP 9 month dog inhaled toxicology study inc. SEND data report

Research Plan Budget

All pass through costs as incurred should be billed to JJEI, and reflect actuality.

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Project Deliverables by Pulmatrix

•	GLP manufacture of 1.5 kg of RV1162 and 1kg of placebo for use in safety studies

•	26-Week Inhalation Toxicity Study in Rats with a 6 Week Recovery Period, testing RV1162 – Outline study plan

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•	39-Week Inhalation Toxicity Study in Dogs with a 6-Week Recovery Period, testing RV1162

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•

Clinical Study: Phase 1b randomized, double-blind, placebo-controlled, 3-way crossover study to assess the safety, tolerability and pharmacokinetics of RV1162, a narrow spectrum kinase inhibitor (NSKI) administered as a dry powder for inhalation once daily for 14 consecutive days, in adult patients with stable chronic obstructive pulmonary disease. (refer to protocol synopsis below).

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1. PROTOCOL SYNOPSIS

Protocol Number	601-0016

Title	A Phase 1b randomized, double-blind, placebo-controlled, 3-way crossover study to assess the safety, tolerability and pharmacokinetics of RV1162, a narrow spectrum kinase inhibitor (NSKI) administered as a dry powder for inhalation once daily for 14 consecutive days, in adult patients with stable chronic obstructive pulmonary disease.

Investigational Product	RV1162 (iSPERSETM Dry Powder Formulated RV1162 NSKI) Placebo

Indication	Acute exacerbations of chronic obstructive pulmonary disease (AECOPD)

Number of Subjects	Approximately 15 subjects will be randomized into the study to achieve at least 12 evaluable subjects. Subjects who discontinue the study may be replaced at the discretion of the Sponsor.

Number of Study Centers	1 (UK)

Objectives

Primary

Determine the safety and tolerability of 14 daily doses of inhaled RV1162 in adult subjects with stable COPD.

Secondary

Characterize the systemic and sputum pharmacokinetics (PK) of single and multiple doses of inhaled RV1162 in adult subjects with stable COPD.

Exploratory

Characterize pharmacodynamic (PD) effects of 14 daily doses of inhaled RV1162 in adult subjects with stable COPD via kinase phosphorylation, total and differential inflammatory cell counts, and cytokine expression in sputum samples.

Overview of Study Design

Safety, tolerability, and pharmacokinetics (PK) will be assessed following 14 daily doses of RV1162 or placebo.

This is a randomized, placebo-controlled, double-blind 3-arm crossover study in which RV1162 or placebo is dosed daily for 14 consecutive days in adult subjects with stable COPD over three discrete treatment periods. The three treatment arms are as follows:

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	• Arm	• Period 1	• Period 2	• Period 3
	• 1	• Placebo	• RV1162 250 µg	• RV1162 500 µg
	• 2	• RV1162 250 µg	• Placebo	• RV1162 500 µg
	• 3	• RV1162 250 µg	• RV1162 500 µg	• Placebo

The study design is as follows:

•  Informed Consent: Before any study specific procedures or study requirements are conducted on or expected of a subject, the subject must review and sign an IEC/IRB/REC-approved informed consent form.

•  Screening: Subjects will be screened for eligibility to participate in the study within 28 days before randomization (i.e. Treatment Period 1, Day 1).

•  Treatment Periods:

•  Period 1: On Day 1 all subjects who are eligible for entry into the study will be randomized to receive either placebo or one of two nominal doses of RV1162 (RV1162 250 µg or RV1162 500 µg) for 14 consecutive days.

•  Period 2: Following a washout period of at least 28 days after the completion of Period 1 dosing, subjects will receive one of the treatments not received during Period 1 for 14 consecutive days.

•  Period 3: Following a washout period of at least 28 days after the completion of Period 2 dosing, subjects will receive the last remaining treatment not received during Periods 1 or 2 for 14 consecutive days.

•  End of Study: Subjects will return to the study site 28 days after the last dose of the last Treatment Period for an End of Study visit for a safety assessment and collection of sputum PD samples.

Overview of Study Assessments

Screening

Screening procedures will be performed within 28 days prior to randomization (i.e. Treatment Period 1, Day 1). After informed consent is obtained, the following procedures and assessments will be performed:

Alcohol breath test and urine drug screening, medical history, physical examination, measurement of height and weight, vital signs, triplicate 12-lead electrocardiogram (ECG), spirometry (pre and post bronchodilator), pulse oximetry, device training and safety laboratory samples for heamatology, serum chemistry, coagulation, and urinalysis, as well as a serum pregnancy test for women of childbearing potential (WOCBP). In addition, an induced sputum sample will be obtained to confirm subjects are able to produce an adequate sputum sample for processing (the definition of ‘adequate’ will be confirmed in the Study Reference Manual).

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Screening procedures (including informed consent) can be performed over more than 1 day. Repeat of study procedures is permitted on the day and/or on another day (as appropriate) at the discretion of the investigator. In the event of a repeat being required for the screening PD sputum sample there must be at least 48 hours between attempts.

Clinical safety laboratory samples (clinical chemistry, haematology, and urinalysis) must be performed within 7 days of Treatment Period Day 1; if this interval is exceeded, sampling must be repeated.

Baseline Visit (Day -3 to Day -1)

Subjects will attend to perform a baseline sputum induction. If an adequate sample is not obtained a repeat may be performed; however, there must be at least 48 hours between attempts.

If the subject cannot provide an adequate sputum sample on the repeat attempt, they will not continue to Treatment.

Treatment Periods 1, 2, and 3

The treatment will be divided across three discrete Treatment Periods, with a washout period of at least 28 days starting after the completion of the Treatment Period dosing between each Treatment Period.

Day 1

Eligible subjects will attend the clinic on Day 1 and the following pre-dose assessments to confirm eligibility and establish baseline values will be performed:

Vital sign measurement, pulse oximetry, spirometry, triplicate 12-lead ECG measurements, device training and safety laboratory and PK blood samples.

Subjects will be randomized to one of three study treatment arms at the beginning of Treatment Period 1.

Once all pre-dose assessments are complete, all subjects will receive their first inhaled dose for that Treatment Period of RV1162 or placebo under supervision.

All subjects will have been fasted for at least 6 hours prior to receiving study medication on Day 1. Water will be restricted from 1-hour pre-dose until 1-hour post-dose.

Subjects will remain in the clinic for monitoring for 12 hours following dosing. Study procedures will be performed and samples will be collected at timepoints as per the Schedule of Study Assessments up to 12 hours post dose.

Subjects will be discharged from the clinic after the 12-hour post-dose assessments and asked to return to the clinic the next morning. Subjects may stay overnight in the study centre if required for logistical reasons.

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Day 2

Subjects will attend the unit and perform pre dose procedures as per the Schedule of Study Assessments and assessed for eligibility to receive the next dose. Subjects will receive their Day 2 dose of study medication. Study procedures will be performed, and samples will be collected at timepoints as per the Schedule of Study Assessments up to 1-hour post dose.

Supervised administration of the second inhaled dose on Day 2 of each Treatment Period will be performed. Following these assessments, the subject will be discharged from the clinic if they have no clinically significant adverse events, monitoring findings, or other safety concerns with instructions to continue daily dosing. Subjects will dose at home on Days 2 to 6 of each treatment period. A telephone follow-up call will be performed for review of safety, tolerability and compliance with study medication.

Day 7

Subjects will attend the unit and perform pre-dose procedures as per the Schedule of Study Assessments and assessed for eligibility to receive the next dose. Subjects will receive their Day 7 dose of study medication. Study procedures will be performed, and samples will be collected at timepoints as per the Schedule of Study Assessments up to 12 hours post dose.

Day 14

Subjects will attend the unit and perform pre-dose procedures as per the Schedule of Study Assessments and assessed for eligibility to receive the next dose. Subjects will receive their Day 14 will be collected at timepoints as per the Schedule of Study Assessments up to 12 hours post dose.

Washout Period

There will be a washout interval of at least 28 days between the last dose of a Treatment Period and the first dose of the next Treatment period.

End of Study Visit

All subjects will return for an End of Study visit days after the last dose of the last Treatment Period. Study procedures will be performed, and samples will be collected as per the Schedule of study assessments

All subjects, including subjects who withdraw prematurely for any reason, will be asked to complete the End of Study visit. Subjects who withdraw for an AE will be followed until the AE has resolved, becomes stable and not reversible, or for 28 days, whichever is shortest.

Treatment Groups	Placebo RV1162 250 µg nominal dose RV1162 500 µg nominal dose

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Investigational Product

RV1162

RV1162 (iSPERSETM Dry Powder Formulated RV1162) is an inhalation powder containing RV1162, a narrow spectrum kinase inhibitor (NSKI) with activity against p38, Src and Syk kinases that is manufactured by Lonza (Bend Oregon USA, Tampa Florida USA, and Burton, UK) as pre-metered size 3 hydroxypropylmethelcellulose (HPMC) capsules containing the RV1162 drug substance and the excipients mannitol, sodium sulfate and polysorbate 80. RV1162 capsules will be provided in 250 µg and 500 µg RV1162 dose strengths.

Each capsule of RV1162 is filled with iSPERSE powder comprised of RV1162, sodium sulfate, mannitol, and polysorbate 80.

Each capsule of Placebo is filled with iSPERSE powder comprised of sodium sulfate, mannitol, and polysorbate 80.

The clinical site will receive blinded dosing kits containing a sufficient quantity of packaged capsules and dry powder inhalers (Monodose Inhaler RS01 Model 7 high-resistance, Plastiape SA) to support the 14 days of dosing.

RV1162 and Placebo will be administered to each subject via the included dry powder inhaler in accordance with the supplied instructions.

Eligibility Criteria

Inclusion Criteria

Subjects must meet all the following:

1.  Male or female subjects aged 40 to 75 years of age with a body mass index ≥ 17 and ≤ 35 kg/m2.

2.  Female subjects must be either of non-childbearing potential or if of childbearing potential use a highly effective birth control method.

3.  Male subjects with female partners of childbearing potential must be vasectomised with documented medical assessment of the surgical success or use highly effective contraception together with their female partner(s).

4.  Subject must agree not to donate semen or ova/oocytes during the study and for 60 days after the last dose of IMP.

5.  Confirmed diagnosis by a physician of COPD with symptoms compatible with COPD for at least 1 year prior to screening.

6.  Severity of Disease: subjects who conform to the current severity classification for GOLD Grade II/III disease in terms of post-bronchodilator spirometry at screening:

•  Post-salbutamol FEV1/FVC ratio of ≤ 0.70.

•  Post-salbutamol FEV1 ≥ 40 % and ≤ 80 % of predicted normal values calculated using ECCS reference equations (Quanjer, 1993).

•  Current or previous smoker with a smoking history of ≥ 10 pack years (1 pack year = 20 cigarettes smoked per day for 1 year or equivalent).

7.  Normal blood pressure, defined as a systolic value of 90 mmHg to 160 mmHg and diastolic value of 60 mm Hg to 90 mm Hg, at screening and prior to randomisation.

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8.  Normal heart rate, defined as > 60 and < 100 beats per minute at screening and prior to randomisation.

9.  Able to provide written Informed Consent Form (ICF) prior to participation in any study-related activities, and to comply with the requirements of the study.

10.  Able to perform technically acceptable spirometry at screening.

11.  Able to produce a sputum sample of adequate quality at the Screening or Baseline visit.

12.  Able to demonstrate the correct inhalation technique for use of delivery device during the study at screening and prior to randomization.

Exclusion Criteria

Subjects who meet any of the following are not eligible:

1.  Upper or lower respiratory tract infection or exacerbation of COPD from 4 weeks prior to the screening visit through to randomisation.

2.  Clinically significant abnormal values at screening that, in the opinion of the PI, would make the subject inappropriate for the study or put the subject at undue risk, specifically liver function tests (LFTs) >3 x upper limit of normal (ULN); hemoglobin <10 gm/dL; absolute neutrophil count (ANC) <1000; white blood cells (WBC) >20,000; Platelets <100,000 and >500,000; prothrombin time (PT) >14 seconds.

3.  History of drug or alcohol abuse within the past 2 years.

4.  History of regular alcohol consumption within 6 months of the study defined as an average weekly intake of >21 units for males, or >14 units for females, where one unit is equivalent to 8 g of alcohol: a half-pint (~240 mL) of beer, 1 glass (125 mL) of wine or 1 (25 mL) measure of spirits.

5.  Positive alcohol breath test result at screening or prior to randomization.

6.  Positive urine drugs of abuse test result (unless in the opinion of the investigator this can be explained by the subject’s current medications) at screening or prior to randomisation; unexpected or unexplained positive results may require discussion with sponsor.

7.  Current users of e-cigarettes or nicotine replacement products and those who have used these products within the last 12 months prior to screening or prior to randomisation.

8.  Known sensitivity to the study drug or any of the excipients of the formulation, or history of clinically significant sensitivity to any agent that, in the opinion of the PI, would make participation in the study inadvisable.

9.  Donated blood or blood products or had substantial loss of blood (more than 500 mL) within 3 months before the first administration of study drug, or intention to donate blood or blood products during the study.

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10.  Participated in an interventional study involving an experimental therapeutic agent within 3 months of screening.

11.  Women who have a positive serum b-human chorionic gonadotropin (hCG) pregnancy test at screening or a positive urinary hCG pregnancy test prior to randomisation, is pregnant, lactating, or planning to become pregnant during the study.

12.  Positive test for human immunodeficiency virus (HIV) 1 and 2 antibodies, hepatitis B virus (HBV) infection, or hepatitis C antibodies.

13.  Planned surgery or procedures during the participation of the study and for 14 days after the conclusion of study participation.

14.  Employee of the Investigator or study centre with direct involvement in the proposed study or other studies under the direction of that Investigator or study centre, as well as family members of the employees or the Investigator.

15.  Current or chronic history of liver disease or known hepatic or biliary abnormalities (with the exception of Gilbert’s syndrome or asymptomatic gallstones).

16.  The subject is unable or unwilling to comply fully with the study protocol.

17.  Subject is mentally or legally incapacitated.

18.  Unable or unwilling to undergo multiple venepuncture procedures or the subject has poor access to veins suitable for cannulation.

19.  Any other reason that, in the opinion of the PI, would make participation in the study inadvisable.

20.  A history of life-threatening COPD including Intensive Care Unit admission and/or requiring intubation within the last 5 years.

21.  A history of > 1 hospitalisation for COPD in the previous 1 year prior to screening.

22.  Evidence of cor pulmonale or clinically significant pulmonary hypertension.

23.  Requires routine treatment for COPD using one (or more) of the following therapies within the 6 weeks before screening:

•  Oral b2 agonists

•  Methyl xanthines

•  PDE inhibitors

•  Oral leukotriene inhibitors

•  Antibiotic therapies for acute infections; chronic antibiotic use for prophylaxis, e.g. macrolides, is acceptable.

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24.  Other respiratory disorders: Subjects with a current diagnosis of asthma, active tuberculosis, lung cancer, bronchiectasis, sarcoidosis, lung fibrosis, interstitial lung diseases, or other active pulmonary diseases other than COPD.

25.  Subjects with a history of chronic uncontrolled disease including, but not limited to, cardiovascular, endocrine, neurological, hepatic, gastrointestinal, renal, hematologic, urologic, immunologic, or ophthalmic diseases that, in the opinion of the PI, would make participation in the study inadvisable.

26.  Subjects with a history of sleep apnoea requiring non-invasive ventilation or supplemental oxygen during sleep.

27.  Previous lung resection or lung reduction surgery.

28.  Active participation in a pulmonary rehabilitation program.

29.  Has had major surgery within 6 weeks before screening.

30.  A disclosed history, or one known to the Investigator, of significant noncompliance in previous investigational studies or with prescribed medications.

31.  History of unstable or uncontrolled hypertension or has been diagnosed with hypertension in last 3 months.

32.  Requires supplemental oxygen, even on an occasional basis.

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Criteria for Evaluation

Safety and Tolerability of RV1162:

Vital signs, physical examinations, and medical history

12-lead ECG

Heamatology, serum chemistry, and coagulation laboratory tests

Urinalysis and urine drug screen

Serum (screening) and urine (Day 1) pregnancy tests in WOCBP

Pulse oximetry

Spirometry

Pharmacokinetics:

Blood samples for systemic RV1162 levels:

Treatment Period Day 1 at pre-dose, 0.25, 0.75, 2, 4, 8, and 12 h post-dose

Treatment Period Day 2 at 24 h post-dose but prior to Dose 2

Treatment Period Day 7 at pre-dose, 0.25, 0.75, 2, 4, 8, and 12 h post-dose

Treatment Period Day 14 at pre-dose, 0.25, 0.75, 2, 4, 8, and 12 h post-dose

End of Study 28 days after the last dose of the last Treatment Period

Sputum samples for airway RV1162 PK levels:

Treatment Period Day 2 at 24 h after Dose 1 but prior to Dose 2

Treatment Period Day 7 prior to Dose 7

Treatment Period Day 14 prior to Dose 14

End of Study 28 days after the last dose of the last Treatment Period

Sputum samples for PD evaluations:

Day -3 to Day -1 of each Treatment Period

Treatment Period Day 7 pre-dose

Treatment Period Day 14 pre-dose

End of Study 28 days after the last dose of the last Treatment Period

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Statistical Methods

Sample size estimation

This study is not powered for any formal hypothesis test. The sample size of 15 subjects has been chosen to minimise exposure while allowing an adequate assessment of safety and sputum PK.

Pharmacokinetic Parameters:

PK concentrations and PK parameters will be listed and summarised using descriptive statistics.

Safety Parameters:

Safety data analysis will be performed on all subjects in the safety population. Individual and summary vital signs, ECG parameters, spirometry, pulse oximetry and safety laboratory data will be listed and presented in tabular form with mean, median, standard deviation and range (min and max) as appropriate. Categorical variables will be summarised using frequency tables (frequency and percentage). All safety data (scheduled and unscheduled) will be presented in the data listings.

For the laboratory safety data, out-of-range values will be flagged in the data listings and a list of clinically significantly abnormal values will be presented. In addition, clinically significant abnormal values will be summarised as appropriate.

CONFIDENTIAL INFORMATION

Version: 09 October 2019

TABLE 1: SCHEDULE OF STUDY ASSESSMENTS

Visit	Screening	Treatment Periods 1, 2 and 3- Washout of at least 21 days between treatment periods					End of Study[1]
Study Day	Within 28 days of TP1 Day 1	Day -3 to Day -1	Day 1	Day 2	Day 7+1	Day 14+1	Day 28+2

Informed consent	X

Medical history	X

Physical examination[2]	X		X	X	X	X	X

Vital signs[3,4]	X		X	X	X	X	X

Pulse oximetry	X		X	X	X	X	X

Pregnancy test[5]	X		X				X

FSH (postmenopausal females only; if required)	X

12-lead ECG[6]	X		X	X	X	X	X

Serum chemistry, haematology, coagulation, and urinalysis	X 11		X		X	X	X

Urine for drugs of abuse	X		X		X	X	X

Spirometry[7]	X		X	X	X	X	X

Sputum PD8	X	X			X	X	X

Study drug administration			X	X	X	X

Blood RV1162 PK9			X	X	X	X	X

Sputum RV1162 PK10				X	X	X	X

Device Training	X		X		X	X

AEs & Con Meds			From consent and throughout the study

CONFIDENTIAL INFORMATION

Version: 09 October 2019

[1]

Subjects will return to the clinic at End of Study 28 days after the last dose for safety assessments and collection of PK plasma and sputum and PD sputum samples; if subject withdraws from the study early every effort will be made for the subject to complete an End of Study visit.

[2]	Full PE, including height and weight, at screening, Day 1 of each Treatment Period, and at End of Study; brief examination on Day 2, Day 7 and Day 14.
[3]	Blood pressure, pulse rate, respiratory rate, and oral temperature.
[4]

Vital signs performed at screening and pre-dose, then post-dose every 15 minutes for 1 hour, then hourly at 2, 3, and 4 hours, and then at 8 and 12 hours after Day 1 dose of each Treatment Period; pre-dose and 1 hour post-dose after Day 2 dose of each Treatment Period, and pre-dose and 1, 4, 8, and 12 hours post-dose after Day 7 and Day 14 dose of each Treatment Period.

[5]	Serum pregnancy at screening, urine pregnancy on Day 1 of each Treatment Period and at End of Study.
[6]

12-lead ECG performed in triplicate; performed at screening, pre-dose and 1, 4, and 8 hours post-dose after Day 1 dose of each Treatment Period, pre-dose and 1 hour post-dose after Day 2 dose of each Treatment Period, and pre-dose and 1, 4, 8, and 12 hours post-dose after Day 7and Day 14 dose of each Treatment Period.

[7]

Spirometry performed at screening , pre-dose and 1, 2, 4, 8, and 12 hours post-dose after Day 1 dose of each Treatment Period, pre-dose and 1 hour post-dose after Day 2 dose of each Treatment Period, and pre-dose and 1, 4, 8, and 12 hours post-dose after Dose 7 and Day 14 dose of each Treatment Period.

[8]

Sputum collection will be performed at Screening and/or Baseline to ensure subjects can produce adequate sample; PD sputum sample collected at baseline visit between Day -3 and Day -1 of each Treatment Period, pre dose on Day 7 and Day 14 of each Treatment Period and at the End of Study Visit.

[9]	Blood PK samples collected pre-dose and 0.25, 0.75, 2, 4, 8, and 12 hours post-dose on Day 1, Day 7, and Day 14 of each Treatment Period, and prior to Day 2 dose of each Treatment Period.
[10]	Sputum PK samples collected pre-dose on Day 2 (24 hours post dose and prior to Day 2 dose) and pre-dose Days 7 and 14 of each Treatment Period.
[11]

Clinical safety laboratory samples (clinical chemistry, haematology, coagulation, and urinalysis) must be performed within 7 days of Day 1, Period 1; if this interval is exceeded, sampling must be repeated.

CONFIDENTIAL INFORMATION

APPENDIX 4

JOHNSON & JOHNSON UNIVERSAL CALENDAR

2019 UNIVERSAL CALENDAR

	M	T	W	T	F	S	S		M	T	W	T	F	S	S

	31								1	2	3	4	5	6	7
JANUARY		1	2	3	4	5	6	JULY	8	9	10	11	12	13	14
(4 Weeks)	7	8	9	10	11	12	13	(4 Weeks)	15	16	17	18	19	20	21
	14	15	16	17	18	19	20		22	23	24	25	26	27	28
	21	22	23	24	25	26	27

	28	29	30	31					29	30	31
FEBRUARY					1	2	3	AUGUST				1	2	3	4
(4 Weeks)	4	5	6	7	8	9	10	(4 Weeks)	5	6	7	8	9	10	11
	11	12	13	14	15	16	17		12	13	14	15	16	17	18
	18	19	20	21	22	23	24		19	20	21	22	23	24	25

	25	26	27	28					26	27	28	29	30	31
					1	2	3								1
MARCH	4	5	6	7	8	9	10	SEPTEMBER	2	3	4	5	6	7	8
(5 Weeks)	11	12	13	14	15	16	17	(5 Weeks)	9	10	11	12	13	14	15
	18	19	20	21	22	23	24		16	17	18	19	20	21	22
	25	26	27	28	29	30	31		23	24	25	26	27	28	29

	1	2	3	4	5	6	7		30
APRIL	8	9	10	11	12	13	14	OCTOBER		1	2	3	4	5	6
(4 Weeks)	15	16	17	18	19	20	21	(4 Weeks)	7	8	9	10	11	12	13
	22	23	24	25	26	27	28		14	15	16	17	18	19	20
									21	22	23	24	25	26	27

	29	30							28	29	30	31
MAY			1	2	3	4	5	NOVEMBER					1	2	3
(4 Weeks)	6	7	8	9	10	11	12	(4 Weeks)	4	5	6	7	8	9	10
	13	14	15	16	17	18	19		11	12	13	14	15	16	17
	20	21	22	23	24	25	26		18	19	20	21	22	23	24

CONFIDENTIAL INFORMATION

	27	28	29	30	31				25	26	27	28	29	30
						1	2								1
JUNE	3	4	5	6	7	8	9	DECEMBER	2	3	4	5	6	7	8
(5 Weeks)	10	11	12	13	14	15	16	(5 Weeks)	9	10	11	12	13	14	15
	17	18	19	20	21	22	23		16	17	18	19	20	21	22
	24	25	26	27	28	29	30		23	24	25	26	27	28	29

2020 UNIVERSAL CALENDAR

	M	T	W	T	F	S	S		M	T	W	T	F	S	S

	30	31							29	30
JANUARY			1	2	3	4	5	JULY			1	2	3	4	5
(4 Weeks)	6	7	8	9	10	11	12	(4 Weeks)	6	7	8	9	10	11	12
	13	14	15	16	17	18	19		13	14	15	16	17	18	19
	20	21	22	23	24	25	26		20	21	22	23	24	25	26

	27	28	29	30	31				27	28	29	30	31
FEBRUARY						1	2	AUGUST						1	2
(4 Weeks)	3	4	5	6	7	8	9	(4 Weeks)	3	4	5	6	7	8	9
	10	11	12	13	14	15	16		10	11	12	13	14	15	16
	17	18	19	20	21	22	23		17	18	19	20	21	22	23

	24	25	26	27	28	29			24	25	26	27	28	29	30
							1		31
MARCH	2	3	4	5	6	7	8	SEPTEMBER		1	2	3	4	5	6
(5 Weeks)	9	10	11	12	13	14	15	(5 Weeks)	7	8	9	10	11	12	13
	16	17	18	19	20	21	22		14	15	16	17	18	19	20
	23	24	25	26	27	28	29		21	22	23	24	25	26	27

	30	31							28	29	30
APRIL			1	2	3	4	5	OCTOBER				1	2	3	4
(4 Weeks)	6	7	8	9	10	11	12	(4 Weeks)	5	6	7	8	9	10	11
	13	14	15	16	17	18	19		12	13	14	15	16	17	18
	20	21	22	23	24	25	26		19	20	21	22	23	24	25

CONFIDENTIAL INFORMATION

	27	28	29	30					26	27	28	29	30	31
MAY					1	2	3	NOVEMBER							1
(4 Weeks)	4	5	6	7	8	9	10	(4 Weeks)	2	3	4	5	6	7	8
	11	12	13	14	15	16	17		9	10	11	12	13	14	15
	18	19	20	21	22	23	24		16	17	18	19	20	21	22

	25	26	27	28	29	30	31		23	24	25	26	27	28	29
									30
JUNE	1	2	3	4	5	6	7	DECEMBER		1	2	3	4	5	6
(5 Weeks)	8	9	10	11	12	13	14	(6 Weeks)	7	8	9	10	11	12	13
	15	16	17	18	19	20	21		14	15	16	17	18	19	20
	22	23	24	25	26	27	28		21	22	23	24	25	26	27
									28	29	30	31
													1	2	3

CONFIDENTIAL INFORMATION

APPENDIX 5

INVOICE AND PAYMENT

Invoices shall be due and payable within ninety (90) calendar days’ after Licensee’s receipt thereof, unless otherwise set forth in this Agreement. Provider shall establish a profile with Johnson & Johnson Accounts Payable at www.ap.jnj.com and shall submit invoices electronically to Accounts Payable. When logging into the website, Provider will be prompted for its supplier number, which can be found on the purchase order. All invoices will be paid via electronic funds transfer on the first (1st) and third (3rd) Monday of the month, in arrears. Payments due on a holiday will be paid on the next Business Day.

Copies of all invoices shall be sent concurrently to Karen Shakespeare, at kshakesp@ITS.JNJ.com. All invoices must reference a valid JJEI Purchase Order (P.O.) number which will be provided by JJEI. JJEI reserves the right to return to Provider unprocessed and unpaid invoices that do not reference such P.O. number. All invoices and payments shall be in U.S Dollars ($USD).

CONFIDENTIAL INFORMATION

APPENDIX 6

ASSIGNMENT AGREEMENT

Appendix 6 (Assignment Agreement) is attached hereto and incorporated herein by this reference.

CONFIDENTIAL INFORMATION

APPENDIX 7

PRESS RELEASE

December XX, 2019

Pulmatrix Announces Kinase Inhibitor Licensing Agreement

with Lung Cancer Initiative at Johnson & Johnson

LEXINGTON, Mass., Dec. XX, 2019 /PRNewswire/ — Pulmatrix, Inc. (NASDAQ: PULM), a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary diseases, today announced that it has entered into a licensing and development agreement with the Lung Cancer Initiative at Johnson & Johnson*. Through the agreement, the Lung Cancer Initiative gains an option to access a portfolio of narrow spectrum kinase inhibitors intended for development in lung cancer interception.

“Pulmatrix’s iSPERSE™ platform has the ability to enhance the safety and efficacy profile of promising drug candidates,” said Ted Raad, Chief Executive Officer of Pulmatrix. “We applied the iSPERSE™ technology to RV1162/PUR1800, the lead in-licensed inhibitor and helped unlock its clinical potential by improving the product’s profile from the original formulation. In 2020, we anticipate clinical data from the first of these inhibitors in a disease area with significant unmet medical need. We look forward to collaborating with the Lung Cancer Initiative at Johnson & Johnson as we advance this important program. Additionally, in 2020, we anticipate data from our phase 2 Pulmazole program and we plan to introduce new proprietary, wholly owned iSPERSE enabled 505(b)(2) assets to our pipeline.”

Under the terms of the agreement, the Lung Cancer Initiative will pay a $7.2 million upfront payment and an additional $2 million milestone payment upon completion of the ongoing Phase 1b study of RV1162/PUR1800 in stable COPD patients, on-track for year-end 2020. If the Lung Cancer Initiative exercises the option on RV1162/PUR1800 and the portfolio of these kinase inhibitors, Pulmatrix is eligible for up to $91M in additional development and commercial milestones, as well as royalty payments.

About Pulmatrix

Pulmatrix is a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary disease using its patented iSPERSE™ technology. The Company’s proprietary product pipeline is focused on advancing treatments for serious lung diseases, including Pulmazole, an inhaled anti-fungal for patients with allergic bronchopulmonary aspergillosis (“ABPA”), and PUR1800, a narrow spectrum kinase inhibitor for patients with obstructive lung diseases including asthma and chronic obstructive pulmonary disease (“COPD”). Pulmatrix’s product candidates are based on iSPERSE™, its proprietary engineered dry powder delivery platform, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements of historical fact, and may be identified by words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that”, “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC, including its annual report on Form 10-K filed with the Securities and Exchange Commission on February 19, 2019, as amended on July 24, 2019, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

*	Johnson & Johnson Enterprise Innovation Inc. is the legal entity to the agreement.

###

Investor Contact

Timothy McCarthy, CFA

212.915.2564

tim@lifesciadvisors.com

APPENDIX 8

SIDE LETTER

Appendix 8 (Side Letter) is attached hereto and incorporated herein by this reference.

CONFIDENTIAL INFORMATION